Exhibit 2.1

SHARE PURCHASE AND TRANSFER AGREEMENT

-i-

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		51

	5.1	Organization and Good Standing	51
	5.2	Authority; No Conflict	51
	5.3	Certain Proceedings	51
	5.4	Brokers or Finders	51

6.	CERTAIN PRE-CLOSING AND POST-CLOSING COVENANTS		52

	6.1	Access and Investigation	52
	6.2	Operation of the Company’s Business	52
	6.3	Regulatory Approvals	59
	6.4	Public Announcements	61
	6.5	Tax Matters	61
	6.6	Building Transfers	64
	6.7	Employment; Employee Benefits	64
	6.8	Seller Related Intellectual Property	64
	6.9	Payment of Indebtedness and Termination of Transactions by Related Persons	66
	6.10	Non-Solicitation	66
	6.11	Best Efforts	66
	6.12	Post-Closing Financial Statements	66
	6.13	Non-Compete; and Buyer and Seller Non-Solicit	67
	6.14	Termination of 401(k) Plan	68
	6.15	Data Room	69
	6.16	Employment Agreements	69

7.	CONDITIONS PRECEDENT TO BE SATISFIED BY SELLER		69

	7.1	Accuracy of Representations	69
	7.2	Performance of Covenants	70
	7.3	No Material Adverse Effect	70
	7.4	HSR Act and Antitrust Filings	70
	7.5	Consents	70
	7.6	No Restraints	70
	7.7	No Litigation	70
	7.8	No Prohibition	71
	7.9	Management and Employee Bonuses	71
	7.10	Building Transfer	71
	7.11	Transition Services Agreement	71
	7.12	Due Diligence	71
	7.13	Hedge Agreement	71
	7.14	Employment Agreements	71
	7.15	Additional Documents	72

8.	CONDITIONS PRECEDENT TO BE SATISFIED BY BUYER		72

	8.1	Accuracy of Representations	72
	8.2	Performance of Covenants	72
	8.3	HSR Act and Antitrust Filings	72
	8.4	No Restraints	72

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9.	TERMINATION		73

	9.1	Termination Events	73
	9.2	Effect of Termination	74
	9.3	Expenses; Termination Fees	74

10.	INDEMNIFICATION; REMEDIES		74

	10.1	Survival; Disclosure to Buyer	74
	10.2	Indemnification and Payment of Damages by Seller	74
	10.3	Indemnification and Payment of Damages by Buyer	75
	10.4	Time Limitations	75
	10.5	Limitations on Amount	76
	10.6	Procedure for Indemnification--Third Party Claims	78
	10.7	Procedure for Indemnification--Other Claims	79
	10.8	Disclaimer Regarding Breaches	79
	10.9	Offset	79

11.	GENERAL PROVISIONS		79

	11.1	Expenses	79
	11.2	Confidential Information	79
	11.3	Notices	80
	11.4	Further Assurances	81
	11.5	Waiver	81
	11.6	Entire Agreement and Modification	81
	11.7	Disclosure Schedule	81
	11.8	Assignments, Successors, and No Third-Party Rights	82
	11.9	Release of Claims	82
	11.10	Specific Performance; Remedies	82
	11.11	Severability	83
	11.12	Section Headings, Construction	83
	11.13	Counterparts; Exchanges by Electronic Delivery	83
	11.14	Time of Essence	83
	11.15	Governing Law	83
	11.16	Jurisdiction; Service of Process	83

-iii-

SHARE PURCHASE AND TRANSFER AGREEMENT

This Share Purchase and Transfer Agreement (this “Agreement”) is made as of December 9, 2012, by and among Delta Design Luxembourg S.à.r.l., a stock corporation organized under the laws of Luxembourg (“Buyer”), and Schweiter Technologies AG, Neugasse 10, CH-8810 Horgen, a stock corporation organized under the laws of Switzerland, having its business seat at Horgen, Canton of Zurich, Switzerland, and being registered with the commercial register of the Canton of Zurich under register number CH-020.3.923.513-9/a (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively as “Parties”.

RECITALS

A.      Seller is the sole shareholder of all the issued and outstanding shares (the “Shares”) of Ismeca Semiconductor Holding SA, a stock corporation organized under the laws of Switzerland, having its registered office at La Chaux-de-Fonds, Canton of Neuchâtel, Switzerland, and being registered with the commercial register of the Canton of Neuchâtel under register number CH-645.1.000.058-1 (the “Company”).

B.      The Company is engaged in the business of integrated circuit, discrete and LED semiconductor equipment (the “Business”).

C.      Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, the Shares for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

Any of the following definitions which refer to ERISA, CERCLA, IRC, IRS and Qualified Plan shall only and exclusively apply to matters involving the Company’s U.S. Subsidiaries (CDF Holding USA and/or Ismeca USA) to the extent that United States Legal Requirements apply.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable”--as defined in Section 4.7.

“Affiliate” –the “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise

“Agreement”--as defined in Initial Paragraph.

“Antitrust Laws”— the European Community Treaty, the Swiss Cartel Act, the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, cantonal, local or foreign.

“Applicable Contract”--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Balance Sheet”--as defined in Section 4.3(a).

“Benefit Plans”--as defined in Section 4.12(a).

“Best Efforts”--the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”--a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any written claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Building” -- as defined in Section 6.7(a).

“Building Lease” -- as defined in Section 6.7(b).

“Business”-- as defined in the Recitals of this Agreement.

“Buyer”--as defined in the first paragraph of this Agreement.

“Closing”--as defined in Section 2.2.

“Closing Accounts”-- General Principles.

(a)      The Closing Accounts shall be prepared consistent with IFRS and past practice and with the application of the same accounting principles and methodologies as used for the preparation of the audited Financial Statements as at December 31, 2011.

(b)      The Closing Accounts shall be drawn up as at midnight (local time) on the Closing Date.

(c)      The following shall apply in connection with the establishment of the Closing Accounts:

  (i)       Going concern: The Closing Accounts shall be prepared on the basis that the Group is a going concern and shall exclude the effect of change of control or ownership.

  (ii)      Foreign exchange rates: For the purposes of this Agreement, all amounts and positions of the Net Cash and Net Debt in foreign currencies shall be converted to US Dollars at the rate equal to the spot exchange rate published by the OANDA Corporation on its website http://www.oanda.com/currency/converter/ (Settings: Interbank +/-0%) for the sale of the relevant currency to be converted into US Dollars against payment of US Dollars, as prevailing at 22:00 (UTC) on the Closing Date.

  (iii)     No account shall be taken of subsequent events taking place after 24:00 hours (local time) on the date of delivery of the draft Closing Accounts by the Buyer to the Seller, unless required to be taken into account under the principles set forth in paragraph (a) above.

“Closing Date” --as defined in Section 2.2.

“Closing Documents”--this Agreement.

“CO” – the Swiss Code of Obligations.

“Company”-- as defined in the Recitals of this Agreement. As used in this Agreement, each reference to “the Company” shall include the Company and each of its direct and indirect Subsidiaries, including but not limited to those subsidiaries listed on Part 4.1(a) of the Disclosure Schedule, unless the context requires otherwise.

“Company Product(s)”-- each and all of the products and services of the Company (including without limitation all software products, machines and modules which are used for backend-processes such as assembly, testing, inspecting and packaging of devices in semiconductor manufacturing), whether currently being sold, distributed or supported, currently under development, or otherwise anticipated to be sold or distributed under any product “road map” of the Company.

“Company Proprietary Rights”--any Proprietary Rights owned by or licensed to the Company.

“Company Source Code”-- any source code, or any portion, aspect or segment of any source code, included in any Company Product, whether owned by or licensed to the Company.

“Competing Business”--as defined in Section 4.28.

“Consent”--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”--all of the transactions contemplated by this Agreement, including:

(a)      the sale and transfer of the Shares to Buyer;

(b)      the execution, delivery, and performance of the Employment Agreements, Building Lease, resignation letters of resigning board members;

(c)      the Building Transfer;

(d)      the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(e)      Buyer’s acquisition and ownership of the Shares and exercise of control over the Company and each of its direct and indirect Subsidiaries.

“Contract”--any agreement, contract, obligation, promise, or undertaking (whether express or implied) that is legally binding.

“Controlled Group Liability”--as defined in Section 4.12(b).

“Copyrights”-- all copyrights, copyrightable works (including, without limitation, software, middleware and firmware), semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Damages”--as defined in Section 10.2.

“Data Room” –the virtual data room set up by Seller for the uploading of documents to be reviewed by Buyer and its Representatives in connection with the transactions contemplated by this Agreement.

“Data Room Image Date” -- December 6, 2012.

“Disclosed to Buyer” –a matter shall be deemed “Disclosed to Buyer” if the substance of such matter is (i) disclosed in the Disclosure Schedule, including any written documents annexed thereto or specifically referred to in the Disclosure Schedule, as further set forth in Section 11.7, or (ii) other than to the extent such matter relates to a Fundamental Representation, reasonably apparent in a document that Seller or the Company has uploaded into the Data Room for review (without subsequent modification by Seller or the Company) by Buyer or any of its Representatives prior to the Data Room Image Date; provided that, in each case of (i) and (ii), the relevant fact, matter or circumstance can be identified as a Breach and the impact of such fact, matter or circumstance on the relevant representation and warranty can be assessed by a reasonable person based on the face of the relevant disclosed document when reading all pages of the same, but without making any further inquiries or cross examinations of other documents, facts, matters or circumstances.

“Disclosure Schedule”--the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Employment Agreements”--as defined in Section 6.17.

“Encumbrance”-- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, encumbrance, right of first refusal, preemptive right, title retention or title reversion, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including ambient air and indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including liabilities consisting of or relating to:

(a)      any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of or exposure to chemical substances or products);

(b)      fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

(c)      financial responsibility under Environmental Law or Occupational Safety and Health Law for non-compliance, cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) and for any natural resource damages; or

The terms “removal,” “remedial action,” and “response action,” include the cleanup or removal of released Hazardous Materials from the environment; actions taken to prevent, minimize or mitigate the threat of release of Hazardous Materials into the environment; actions to investigate, monitor, assess and evaluate the release or threat of release of Hazardous Materials and related consequences; the treatment or disposal of material affected by Hazardous Materials released into the environment; other actions to prevent, minimize or mitigate damage or adverse impacts to the public health or welfare, property, the environment or natural resources which may otherwise result from a release or threat of release of Hazardous Materials; and permanent remedies taken to prevent, contain, minimize or mitigate the release of Hazardous Materials so that they do not migrate or otherwise adversely impact present or future public health or welfare, property, the environment or natural resources, provided, however, that all such actions are required under any Legal Requirement.

“Environmental Law”--any Legal Requirement that pertains to the regulation, protection or preservation of or imposes standards of conduct relating to the Environment, natural resources or human health and safety as affected by environmental conditions, or that pertains to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, use, re-use, recycling, or other management of Hazardous Materials, including the remediation of Hazardous Materials in the Environment. Without limiting the generality of the foregoing, Environmental Law includes any Legal Requirement that requires or relates to:

(a)      advising appropriate authorities, employees, and the public of intended or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)      preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c)      reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)      assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)      protecting resources, species, or ecological amenities;

(f)      reducing to acceptable levels the risks inherent in the transportation, Treatment, storage or disposal of Hazardous Materials;

(g)      cleaning up Hazardous Materials that have been Released, preventing or mitigating the threat of Release, or paying the costs of such clean up, prevention or mitigation; or

(h)      imposing liability for personal or bodily injury, property damage, and damages to natural resources or the Environment.

“ERISA”--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate”--as defined in Section 4.12(b).

“Exchange Act” –the Securities Exchange Act of 1934, as amended.

“Facilities”--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“Financial Statements”--as defined in Section 4.3(a).

“Fundamental Representations” –the representations and warranties under Sections 4.1 (Organization, Good Standing, Capital Structure and Shares), 4.2 (a), (b)(i), (b)(ii), (b)(iii), (b)(vii), (c) and (d) (Authority; No Conflict), 4.10 (Taxes) and 4.21 (Intellectual Property).

“Governmental Authorization”--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Government Entity or pursuant to any Legal Requirement.

“Government Entity”--any:

(a)      nation, state, canton, county, city, town, village, district, or other jurisdiction of any nature;

(b)      federal, state, cantonal, local, municipal, foreign, or other government;

(c)      governmental or quasi-governmental authority of any nature (including any governmental agency, branch, instrumentality, subdivision, department, official, or entity, any court or other tribunal, and any tax authority), and any commercial or similar entities that the government controls or owns (whether partially or completely), including any state-owned and state-operated companies or enterprises, any international organizations such as the United Nations or the World Bank, and any political party;

(d)      multi-national organization or body; or

(e)      body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”--the distribution, generation, handling, importing, exporting, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, distribution, treatment, discharge, emission, disposal, or use (including any withdrawal or other use of groundwater), re-use, recycling or other management of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons, property, the Environment or natural resources on or off the Facilities, or that may affect the value of the Facilities or the Company.

Hazardous Materials”--any substance, material or waste (regardless of physical form or concentration) that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, mutagenic, ignitable, corrosive, or reactive or otherwise harmful to human health, the Environment or natural resources, or (b) is or becomes identified, that is listed, defined, designated or otherwise regulated pursuant to environmental Legal Requirements. Without limiting the generality of the foregoing, the term “Hazardous Materials” shall include any substance, material or waste which is identified or regulated as a “solid waste,”, “hazardous waste,” “hazardous material,” “hazardous substance,” “hazardous chemical,” “extremely hazardous waste,” “restricted hazardous waste,” pollutant,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law and includes petroleum, petroleum products and by-products and all derivatives thereof or synthetic substitutes therefore, asbestos or asbestos-containing materials and presumed asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“HSR Act”--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“IFRS”--International Financial Reporting Standards, including the early adoption of IAS 19 revised.

“Indemnified Buyer Persons”--as defined in Section 10.2.

“Interest”-- shall accrue and be payable from the due date of any amount payable until the date on which such payment is actually made at a rate of the 3-month US$-LIBOR (as per Reuters on the relevant date the relevant payment is due at 11:00 a.m. C.E.T.) plus 400 basis points per annum (calculated on a 30/360 basis).

“Interim Balance Sheet”--as defined in Section 4.3(a).

“Investment”--as defined in Section 6.11.

“IRC”--the United States Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Issued Patents”-- all patents, issued or granted patents (including, without limitation, design patents, utility models and design rights), reissued or reexamined patents, revivals of patents, registrations of patents and extensions and divisionals thereof, regardless of country or formal name, issued or granted by a Registration Office, including without limitation the United States Patent and Trademark Office, the European Patent Office or any other applicable or similar Government Entity.

“Knowledge of Buyer” --“Knowledge of Buyer” or any variant thereof, means as to a particular matter, the actual knowledge of the individuals set forth on Schedule 1.1, provided, however, that each of the foregoing individuals shall be deemed to have actual knowledge of a fact or matter if, in applying the standard of care to be applied by a conscientious business person (Sorgfalt eines ordentlichen Kaufmanns) in the respective function, such individual would be expected to discover or become aware of such fact or matter.

“Knowledge of the Company” --“Knowledge of the Company” or any variant thereof, means as to a particular matter, the actual knowledge of the individuals set forth on Schedule 1.2, provided, however, that each of the foregoing individuals shall be deemed to have actual knowledge of a fact or matter if, in applying the standard of care to be applied by a conscientious business person (Sorgfalt eines ordentlichen Kaufmanns) in the respective function, such individual would be expected to discover or become aware of such fact or matter.

“Legal Requirement”-- any federal, state, cantonal, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, rule, writ, injunction, ordinance, principle of common law, regulation, statute, or treaty imposing upon the Company an obligation to be complied with. The incurring of reasonable entrepreneurial risks within rooms of discretion set forth by Legal Requirements shall not be deemed to be in conflict with Legal Requirements.

“Material”—shall include, but not be limited to, anything having a value equal to or greater than US$ 75,000 and, as the context permits, an event, payment, violation, inaccuracy, circumstance or other matter shall be deemed to be “Material” if such event, payment, violation, inaccuracy, circumstance or other matter should result in an effect of US$ 75,000 or more.

“Material Adverse Effect”--an event, change, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on Seller, Buyer or the Company if such event, change, violation, inaccuracy, circumstance or other matter (individually or taken together with all other related events, changes, violations, inaccuracies, circumstances or other matters) had or would reasonably be expected to have a Material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, prospects or financial performance of Buyer, the Company or any of its Subsidiaries; (ii) the ability of Seller or the Company or its Subsidiaries to consummate the Contemplated Transactions; or (iii) Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares, the Company, its Subsidiaries and their respective assets.

“Material Contract”--as defined Section 4.16(b).

“Multiemployer Plan”--as defined in Section 4.12(i).

“Multiple Employer Plan”--as defined in Section 4.12(i).

“Net Cash” shall mean the US Dollar amount as at Closing of the sum (without duplication) of (i) the Company’s cash on hand, cash on bank and postal accounts, time deposits at banks, marketable securities, bank notes and bank checks, and other cash amounts as shown under the following account numbers in the Company’s accounting and (ii) all accrued interest on such balances:

Cash

1111	Cash on hand
1112	Cash on bank & postal accounts
1113	Time deposits at banks (with maturity up to 3

months)
1114	Marketable securities

“Net Debt” shall mean the US Dollar amount as at Closing of the sum of the following interest bearing liabilities: (A) all indebtedness of the Company for borrowed money or advancement of funds but excluding customer advances made in the Ordinary Course of Business; (B) any other indebtedness owed by the Company under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by the Company or for which the Company is otherwise responsible but excluding (i) hedging contracts and (ii) bank guarantees for customer advance payments and customs duties, both (i) and (ii) entered into in to Ordinary Course of Business, (C) all indebtedness secured by a security interest, pledge or mortgage on the Company’s assets; (D) all accrued interest, premium and prepayment penalties payable in respect of any of the foregoing, (E) Bonus Related Costs (as defined in Section 6.3(a)), and other debt amounts as shown under the following account numbers in the Company’s accounting:

Debt

3111	Bank overdrafts
3112	Short-term bank loans (due within one year)
3113	Current portion of long-term bank loans
3114	Mortgage loans (portion due within one year)
3121	Financial leasing contracts, due within one year
3122	Other short-term loans (due within one year)
3611	Long-term bank loans
3612	Leasing liability (due in more than one year)
3613	Mortgage loans (portion due in more than one year)

“Occupational Safety and Health Law”--any Legal Requirement designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthy working conditions.

“Off-Shelf Software” -- as defined in Section 4.21(b)(ii).

“Open Source Software” -- as defined in Section 4.21(b)(iv).

“Order”--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Government Entity or by any arbitrator.

“Ordinary Course of Business”--an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)      such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)      such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)      such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”--(a) the articles of association, certificate of incorporation, bylaws and similar organizational documents of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the rules of procedure for managing directors; (e) the shareholder or stockholder agreements; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Patents”--the Issued Patents and the Patent Applications.

“Patent Applications”-- all published or unpublished, non-provisional and provisional patent applications, reexamination proceedings, applications for certificates of invention and priority rights, in any country and regardless of formal name, substitutions, continuations, continuations in part, divisions, renewals, revivals, reissues, re-examinations and extensions.

“Person”--any individual, entity or Government Entity.

“Plan”--as defined in Section 4.12(a).

“Pre-Closing Period”--as defined in Section 6.1.

“Proceeding”-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Government Entity or arbitrator.

“Proprietary Rights”-- any and all of the following in any country: (i) Issued Patents, (ii) Patent Applications, (iii) Registered Trademarks, business names and domain names and domain name registration, (iv) Copyrights, (v) Trade Secrets and (vi) other intellectual property rights recognized in any applicable jurisdiction, provided that such other intellectual property rights shall not include ideas that have not been documented and specified

“Proprietary Rights Agreement”--as defined in Section 4.19(b).

“Purchase Price”--as defined in Section 3.1.

“Qualified Plans”--as defined in Section 4.12(f).

“Registered Copyrights”-- all Copyrights for which registrations have been obtained or applications for registration have been filed in or with a Registration Office.

“Registered Trademarks”-- all Trademarks for which registrations have been obtained or applications for registration have been filed in or with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office, the European Patent Office and all equivalent foreign patent, trademark, copyright offices or other Government Entity.

“Related Person”--with respect to a particular individual:

(a)      each other member of such individual’s Family;

(b)      any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)      any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(e)      any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(f)      any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(g)      any Person that holds a Material Interest in such specified Person;

(h)      each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(i)      any Person in which such specified Person holds a Material Interest;

(j)      any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(k)      any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release”--any spilling, leaking, emitting, emptying, discharging, depositing, escaping, leaching, migrating or dumping of Hazardous Materials, including the abandonment of containers of Hazardous Materials, made in violation of environmental Legal Requirements.

“Representative”--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Return”--as defined in Section 4.10(b).

“Seller”-- as defined in the first paragraph of this Agreement.

“Shares”--as defined in the Recitals of this Agreement.

“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means any direct or indirectly owned Subsidiary of the Company.

“Tax”--as defined in Section 4.10(a).

“Threat of Release”--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment, natural resources or human health or safety that may result from such Release.

“Threatened”-- a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing, or if, as is known by a Person, any other event has occurred or any other circumstances exist, that would lead a reasonable Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets”-- all product specifications, manufacturing specifications, operating specifications, data (including without limitation technical data), know how, processes, designs, photographs, graphs, drawings, inventions (whether or not patentable; to the extent documented), research and development results (to the extent documented), manufacturing or distribution methods and processes, customer lists, customer requirements, price lists, market studies, business plans, computer software and any other documented and specified information, (i) that is a trade secret and/or (ii) which the owner thereof has treated as a trade secret.

“Trademarks”-- all trademarks, service marks, marks, logos, insignias, designs, names or other symbols and goodwill associated with each of the foregoing.

“Transaction Expenses” --means all out-of-pocket costs, fees and expenses incurred but unpaid by the Company and those for which the Company has agreed to pay on behalf of Seller, in each case that arise from the negotiation of this Agreement and the other transaction documents entered into in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby, whether or not billed or accrued, and including any brokerage fees, commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants.

2.	SALE AND TRANSFER OF SHARES; CLOSING

2.1      Shares.  Subject to the terms and conditions of this Agreement, Seller undertakes to sell to Buyer and Buyer undertakes to purchase from Seller at Closing the Shares, subject to the completion of the Closing set forth in Section 2.2.

2.2      Closing.  The closing of the purchase, sale and transfer of the Shares (the “Closing”) provided for in this Agreement shall take place by execution of the Closing Actions set forth in Section 2.3 on December 31, 2012 or at such other time as may be mutually agreed by Buyer and Seller (the “Closing Date”). The Closing shall take place at the offices of Schellenberg Wittmer, Löwenstrasse 19, 8021 Zurich, Switzerland, or at such other location or by remote closing, as the Parties agree.

2.3      Closing Actions.  At the Closing the following actions shall be taken in the following sequence and in mutual interdependence from each other (Zug um Zug):

  (a)      Seller shall present and deliver to Buyer the following documents:

    (i)       certificates representing the Shares, duly endorsed in blank;

    (ii)      the unanimous resolution of the Company’s board of directors consenting to the transfer of the Shares to Buyer and to the registration of Buyer as the sole shareholder of the Shares in the share register of the Company as of the Closing Date;

    (iii)     the share register of the Company in which Buyer has been registered as holder of the Shares;

    (iv)     an excerpt of the commercial register of the Canton of Zurich (or any equivalent official document) evidencing the signing authority of Seller’s signatories;

    (v)      a resolution passed by Seller’s board of directors approving, and authorizing the execution, delivery and performance of this Agreement on behalf of Seller;

    (vi)      the resignation letters as per the drafts attached hereto as Schedule 2.3(a)(vi) of the Persons listed therein (the “Resigning Directors”) as members of the board of directors of the Company, and a written confirmation, duly signed on behalf of Seller and the Company in form and substance satisfactory to Buyer, to the effect that all Closing Conditions have been fully satisfied or waived by Seller, with the relevant documentary evidence, all as set forth in Section 7;

    (vii)     evidence reasonably satisfactory to the Buyer that the Building Transfer Condition has been met (as defined in Section 6.7(b)); and

    (viii)    evidence reasonably satisfactory to the Buyer that the Dividend Filings pursuant to Section 6.3(b) have been duly made, including, but not limited to, copies of the filed Forms 102 and 106 and the evidence of the mailing of same.

  (b)      Following the actions by Seller set forth in the preceding Subsection, Buyer shall:

    (i)       pay to Seller by wire transfer, to a bank account with a Swiss bank to be designated by Seller, the Purchase Price in U.S. Dollars;

    (ii)      deliver to Seller documentary evidence of the completed wire transfer to Seller;

    (iii)     deliver to Seller an excerpt of the commercial register (or any equivalent official document) evidencing the signing authority of Buyer’s signatories;

    (iv)     deliver to Seller a resolution passed by Buyer’s board of directors approving, and authorizing the execution, delivery and performance of this Agreement on behalf of Buyer;

    (v)      issue a written confirmation, duly signed on behalf of Buyer in form and substance satisfactory to Seller, to the effect that all Closing Conditions have been fully satisfied or waived by Buyer, with the relevant documentary evidence, all as set forth in Section 8.

2.4      Discharge of Directors and Appointment/Election of New Directors. Immediately after the Closing, but no later than five (5) business days from the Closing, Buyer shall cause each Company to:

  (a)      hold such corporate meetings as are necessary pursuant to applicable laws and/or statutes to discharge the Resigning Directors;

  (b)      use all its votes or cause the relevant shareholders to use all their votes in favor of the discharge of the Resigning Directors at such corporate meetings;

  (c)      cancel the signatory powers of the Resigning Directors; and

  (d)      appoint and elect new directors, if required.

3.	PURCHASE PRICE AND PURCHASE PRICE ADJUSTMENT

3.1      Purchase Price.  The purchase price (the “Purchase Price”) for the sale and transfer of the Shares shall be an aggregate amount equal to:

  (a)      US$54,500,000 (US-Dollars Fifty-Four Million Five Hundred Thousand).

  (b)      plus (i) if Estimated Net Cash exceeds Estimated Net Debt, the amount of such difference, or minus (ii) if Estimated Net Debt exceeds Estimated Net Cash, the amount of such difference.

  (c)      minus US$400,000 if the Building Transfer Condition (as defined in Section 6.7(b)) is not met before December 22, 2012.

Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements of Seller made hereunder, the Purchase Price shall be payable by Buyer on the Closing Date in accordance with Section 2.3 (b)(i) and shall be paid by wire transfer of immediately available funds (with any wire or bank charges and fees with respect to such wire transfer to be borne by Buyer) to an account designated by Seller.

3.2      Calculation of Estimated Net Cash and Estimated Net Debt.

  (a)      No later than five (5) business days prior to the anticipated Closing Date, Seller shall provide Buyer with its good faith estimate of the Net Cash, and the Net Debt as at the Closing Date, broken down line by line as set forth in Schedule 3.2(a), to be amended by an additional line for the Bonus Related Costs, calculated in accordance with the Closing Accounts, the terms of this Agreement and IFRS (the “Estimated Net Cash” and the “Estimated Net Debt” respectively), together with all information and documents relating to, or which served as a basis for, the calculation of, Seller’s estimate of the Estimated Net Cash and the Estimated Net Debt, respectively.

  (b)      For the purpose of Seller’s calculation of the Estimated Net Cash and the Estimated Net Debt all balances stated in foreign currencies shall be converted to US Dollars at the rate equal to the spot exchange rate published by the OANDA Corporation on its website http://www.oanda.com/currency/converter/ (Settings: Interbank +/-0%) for the sale of the relevant currency to be converted into US Dollars against payment of US Dollars, as prevailing at 22:00 (UTC) on the tenth business day prior to the Closing Date.

3.3      Purchase Price Adjustment.

  (a)      The Purchase Price shall be adjusted to the extent that the Final Net Cash, and Final Net Debt at the Closing Date, as determined in this Section 3.3, are different than the Estimated Net Cash and Estimated Net Debt provided by Seller pursuant to Section 3.2 (the “Purchase Price Adjustment”).

  (b)      Within thirty (30) days following the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth the Net Debt and Net Cash as at the Closing Date, determined in accordance with Section 3.2.

  (c)      If Seller disagrees with the Closing Statement, Seller shall notify Buyer in writing (the “Seller’s Objection”) within twenty (20) days (the “Objection Period”) from receipt of the Closing Statement. Such notice shall substantiate and specify in detail the reasons for Seller’s objections and include specific proposals for adjustment of each disputed item in the Closing Statement.

  (d)      In the event that Seller does not deliver a Seller’s Objection during the Objection Period, the Net Cash and the Net Debt in the Closing Statement shall be deemed to be the final Net Cash (the “Final Net Cash”) and Net Debt (the “Final Net Debt”), and the Purchase Price Adjustment shall be paid as set forth in Section 3.3(h) below.

  (e)      If Seller duly delivers a Seller’s Objection during the Objection Period pursuant to Section 3.3(c), Buyer and Seller shall attempt to resolve their differences and reach an agreement within twenty (20) days following delivery of such Seller’s Objection. If the Parties fail to resolve their differences during such twenty (20) day period, either Party may request that an independent accounting firm (the “Independent Expert”) review and finally decide the final Purchase Price Adjustment. The Independent Expert shall be appointed by joint decision of both Parties within ten (10) days from the request of either Party. If the Parties fail to agree on such appointment, the accounting firm to serve as Independent Expert shall be appointed by the then Chairman of the Zurich Chamber of Commerce.

    (i)       The Independent Expert shall establish independently, on behalf of all Parties and on the terms set forth in this Agreement, the Final Net Cash, the Final Net Debt and the Purchase Price Adjustment. In so doing, the Independent Expert shall serve as an expert (Schiedsgutachter) as that term is defined in article 189 of the Swiss Code of Civil Procedure, and not as an arbitrator, and the Independent Expert’s determination of any subject matter falling within the scope of the Independent Expert’s mandate shall be final and binding on the Parties, except in the event of a manifest error on the part of the Independent Expert (in which case the relevant part of his or her determination shall be void and the matter be remitted to the Independent Expert for correction).

    (ii)      The Parties shall procure that the Independent Expert will be furnished with all documents and information relating to the determination of the Final Net Cash, the Final Net Debt and the Purchase Price Adjustment as the Independent Expert may reasonably request.

    (iii)     The Independent Expert shall make his, her or its determination as soon as reasonably practicable, but no later than twenty (20) business days from the date of appointment.

    (iv)     The procedure as determined by the Independent Expert shall comply with the requirements of due process under Swiss law; in particular, the Independent Expert shall:

   (A)      give the Parties a reasonable opportunity to make written and oral presentations to the Independent Expert with respect to the disputed items;

   (B)      require that each Party provide the other with a copy of any written presentations at the same time as such presentations are made available to the Independent Expert;

   (C)      permit each Party to be present while oral submissions are being made by the other Party or while evidence is gathered by the Independent Expert, including meetings and discussions with the employees of the Company; and

   (D)      conduct the proceedings in English.

   (v)      The Independent Expert shall, and shall procure that its accountants, assistants and other advisors shall, keep all information and documents provided to the Independent Expert pursuant to this Agreement confidential and shall not use the same for any other purpose, except for disclosure or use in connection with the determination of the final Purchase Price Adjustment.

   (vi)     Each Party shall bear half of the costs and expenses incurred in connection with the appointment of the Independent Expert and the determination of the Purchase Price Adjustment.

  (f)      Buyer and Seller each agree to reasonably cooperate and assist in the determination of the Final Net Cash and Final Net Debt under this Section 3.3, including by making available to the other Party and its representatives, to the extent reasonably requested, reasonable access (during usual working hours) to books, records, work papers, personnel and representatives in connection with such other Party’s preparation and review of the Closing Statement.

  (g)      For the purpose of calculating the Final Net Cash and the Final Net Debt, all balances stated in foreign currencies shall be converted to US Dollars at the rate equal to the spot exchange rate published by the OANDA Corporation on its website http://www.oanda.com/currency/converter/ (Settings: Interbank +/-0%) for the sale of the relevant currency to be converted into US Dollars against payment of US Dollars, as prevailing at 22:00 (UTC) on the Closing Date.

  (h)      Within ten (10) days from the determination of the Final Net Cash and Final Net Debt, any (i) positive Purchase Price Adjustment shall be due and payable to the Seller, and (ii) any negative Purchase Price Adjustment shall be due and payable to the Buyer.

3.4      Allocation of Purchase Price. Buyer and Seller have agreed to allocate the Purchase Price in accordance with the allocation schedule set forth on Schedule 3.4 hereto.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

In relation to the Company, Seller hereby represents and warrants to Buyer that the following representations and warranties are true and accurate in all respects and not misleading as of the date of this Agreement, and will be true and accurate in all respects and not misleading at and through the fulfillment of the Closing as if they had been made or given at Closing.

As used in this Section 4 (other than for Section 4.1), references to “the Company” shall include the Company and each of its direct and indirect Subsidiaries, unless the context requires otherwise.

4.1      Organization, Good Standing, Capital Structure and Shares.

  (a)      Part 4.1(a) of the Disclosure Schedule contains a complete and accurate list of the Company and each of its Subsidiaries setting forth its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each).

  (b)      The Company and each of its Subsidiaries is duly organized and validly existing, with full corporate power and authority of the Company and each of its Subsidiaries to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each of the Subsidiaries other than Ismeca Europe Semiconductor SA is in good standing under the laws of its jurisdiction of formation. The Company and each of its Subsidiaries have been validly established in the legal entity forms indicated in Part 4.1(a) of the Disclosure Schedule and continue to exist and are entitled to carry on the Business in its current form. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or good standing.

  (c)      The articles of incorporation and the excerpt from the commercial register (or any equivalent official documents) as Disclosed to Buyer completely and correctly reflect the current factual and legal situation of the Company and each of its Subsidiaries. There are no further applications to the commercial register that are not (yet) reflected in such documents Disclosed to Buyer. Except as otherwise Disclosed to Buyer, the Business operations now being conducted by the Company and its Subsidiaries have not been conducted under any name other than its present name. There are no shareholder resolutions changing the Organizational Documents of the Company and each of its Subsidiaries which have not yet been effectuated and which are not yet reflected in the commercial register.

  (d)      True and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, as is currently in effect, have been Disclosed to Buyer.

  (e)      Part 4.1(e) of the Disclosure Schedule contains a true and complete list of all powers-of-attorney issued by the Company and each of its Subsidiaries, other than those which are shown in the excerpt of the commercial register or which are limited to individual transactions in the ordinary course of business, consistent with past practice.

(f)      The registered share capital of the Company and each of its Subsidiaries has been fully paid up, there are no obligations to pay in additional capital, and no hidden contribution of assets has occurred. No (cash or non-cash) repayments, including hidden ones, were made from the Company’s nor any of its Subsidiary’s assets necessary for the preservation of the registered share capital.

(g)      The Shares represent all of the issued and authorized share capital of the Company and all issued and outstanding shares of the Company. No further capital, non-voting stock, convertible securities or similar rights in the Company have been or will by the Closing Date be created or issued or agreed to be issued. Part 4.1(a) of the Disclosure Schedule lists all of the issued and authorized share capital and all issued and outstanding shares of each of the Company’s Subsidiaries. There are no securities or other financial instruments of the Company nor any of its Subsidiaries that are convertible into or exchangeable for shares of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation to issue, and no third party has any right to acquire from the Company, any of its Subsidiaries or from Seller, any shares or securities convertible into or exchangeable for such shares. There are no outstanding options, warrants, agreements, or other obligations of any kind which, upon the delivery of the Shares provided for in Section 2.3 of this Agreement, would restrict the right of Buyer to transfer, vote or to receive dividends or the proceeds of liquidation with respect to its equity interest in the Company. There are no outstanding obligations of the Company or its Subsidiaries to repurchase or otherwise acquire shares.

(h)      Seller is the sole and unrestricted legal and economic owner of the Shares and the Shares are duly authorized and validly issued. The Company is the direct or indirect sole and unrestricted legal and economic owner of the shares of each Subsidiary of the Company, and each of such shares are duly authorized and validly issued. The Shares and the shares of each of the Company’s Subsidiaries are free of any liens, encumbrances or other rights of third parties and no claims exist regarding the granting of such rights or the sale and transfer of the Shares or any of the shares of each of the Company’s Subsidiaries. There are no pre-emptive rights, rights of first refusal, options or other rights of any third party (including contingent rights) to purchase or acquire any of the Shares or any of the shares of any of the Company’s Subsidiaries. None of the Company, any of its Subsidiaries, or Seller is bound by any agreement, including voting trust agreements or sub-participation agreements, or any restriction or obligation relating to any rights under the Shares or the shares in any Subsidiary of the Company.

(i)      Other than as set forth in the Company’s articles of incorporation, Seller is neither directly nor indirectly subject to any restrictions on transfer or on any other disposition regarding the Shares.

(j)      Neither the Company nor any of its Subsidiaries holds or is obligated to acquire any participation or sub-participation in another enterprise or other legal entity. Neither the Company nor any of its Subsidiaries is bound by any intra-group agreement among themselves or with Seller or any of its Affiliates.

  (k)      No insolvency proceedings were initiated against Seller or the Company, or any of its Subsidiaries, nor are there any circumstances present which would justify the initiation of such proceedings in the future. Neither Seller nor the Company, nor any of its Subsidiaries, have entered into any moratorium agreement or similar agreement with their creditors, have stopped or suspended payment of their debts, become unable to pay their debts or otherwise become insolvent in any jurisdiction. None of the assets of the Company or any of its Subsidiaries has been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to any of the assets of the Company or its Subsidiaries. There are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section 4.1(k).

  (l)       Neither the Company nor any of its Subsidiaries is obliged to any payments or other obligations vis-à-vis Seller, and Seller is not obliged to any payments or other obligations vis-à-vis the Company or any of its Subsidiaries.

4.2      Authority; No Conflict.

  (a)      Upon the execution of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The execution of the Closing Documents by Seller and the performance of the Contemplated Transactions do not conflict with any provision of the Organizational Documents of Seller. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Closing Documents and to perform the obligations under the Closing Documents.

  (b)      Neither the execution of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

    (i)      contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or Seller;

    (ii)     contravene, conflict with, or result in a violation of, or give any Government Entity or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

    (iii)    contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Government Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

    (iv)    cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax, except as otherwise set forth in this Agreement;

    (v)      cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Government Entity;

    (vi)     contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

    (vii)    result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

  (c)      The execution and performance by Seller of this Agreement and the consummation of the Contemplated Transactions do not require any consent or waiver by, or filing with, any Government Entity and do not violate any Legal Requirement or decision of any court, Government Entity or arbitrator binding on Seller or the Company.

  (d)      Neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3      Financial Statements.

  (a)      Seller has delivered to Buyer: (i) audited statutory income statements (including the notes thereto) of Ismeca Semiconductor Holding SA and Ismeca Europe Semiconductor SA for each of the years ended December 31, 2009 through 2011, (ii) unaudited income statements (including the notes thereto) for each of the Malaysia Subsidiary, China Subsidiary, Ismeca USA and CDF Holding USA for the years ended December 31, 2009 through 2011, (iii) an audited balance sheet for each of Ismeca Semiconductor Holding SA and Ismeca Europe Semiconductor SA as of December 31, 2009, December 31, 2010 and December 31, 2011 (the “2011 Balance Sheet Date”), including the notes thereto together with the report thereon of Deloitte AG, independent registered public accountants, (iv) an unaudited balance sheet for each of the Malaysia Subsidiary, China Subsidiary, Ismeca USA and CDF Holding USA as of December 31, 2009, December 31, 2010 and December 31, 2011, in each case including the notes thereto (the December 31, 2011 balance sheets referred to in (iii) and (iv), collectively, the “Balance Sheet”), (v) an unaudited consolidated balance sheet of the Company as of June 30, 2012 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in shareholders’ equity, including in each case the notes thereto (the foregoing financial statements, including the notes thereto, are referred to as the “Financial Statements”), and (vi) an unaudited pro forma consolidating balance sheet of the Company as of September 30, 2012 and the related unaudited consolidating statements of income for the nine (9) month period then ended (herein referred to as the “September Financial Information”). The foregoing financial statements, including the notes thereto, are referred to as the “Financial Statements”.

  (b)      The Financial Statements fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with applicable IFRS; the Financial Statements referred to in this Section 4.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements, and the September Financial Information is stated on a basis substantially consistent with the Financial Statements. No financial statements of any Person other than the Company are required by applicable IFRS to be included in the consolidated financial statements of the Company.

   (c)      To the Knowledge of the Company, there are no facts or circumstances (including subsequent events) which would, individually or in the aggregate, require a change to the Financial Statements.

4.4      Books and Records. The books of account, minute books and other records of the Company, are complete and correct and have been maintained in accordance with sound business practices in the relevant jurisdiction, including the maintenance of an adequate system of internal controls and risk assessments. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and the board of directors, and no meeting of any such shareholders or board of directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.5      Title to Properties; Encumbrances.

   (a)      Part 4.5 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned or leased by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties, other tangible assets and rights to use (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and other tangible assets reflected in the Balance Sheet and the Interim Balance Sheet (except for other tangible assets held under capitalized leases disclosed or not required to be disclosed in Part 4.5 of the Disclosure Schedule and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and other tangible assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), and all such subsequently purchased or acquired properties and other tangible assets (other than inventory and short-term investments) are listed in Part 4.5 of the Disclosure Schedule.

   (b)      All Material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests Disclosed to Buyer and incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) liens for current taxes not yet due, and (iv) with respect to real property, subject to (A) the restrictions and limitations set out in the real estate registry, such as “Dienstbarkeiten” and “Grundlasten”, (B) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (C) zoning Legal Requirements and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.6      Condition and Sufficiency of Assets. Other than Seller, there is no Related Person that is involved directly or indirectly in the operation of the Business. The assets held by the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, that are appropriate and sufficient for the full and effective operation of the Business as currently operated and as proposed to be operated. The buildings, plants, structures, and equipment owned or used by the Company are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not Material in nature or cost.

4.7      Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless collected prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and, to the Knowledge of the Company, collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). The Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

4.8      Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to the appropriate net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or the realizable value on a weighted average basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

4.9      No Undisclosed Liabilities. Except as otherwise Disclosed to Buyer, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations specifically reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business that are not Material, individually or in the aggregate, since the respective dates thereof. Except as otherwise Disclosed to Buyer, the Company is not a guarantor or indemnitor of any indebtedness of any other Person. After the date of the Interim Balance Sheet, liabilities and obligations of the Company for any performance under any Contract have only occurred in the Ordinary Course of Business.

4.10    Taxes.

  (a)      As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all taxes, assessments and other governmental charges under the Legal Requirements of any jurisdiction including all forms of taxation, duties, levies, imposts and social security charges, whether direct or indirect including, without limitation, corporate tax, income tax, sales tax, use tax, taxes based upon or measured by gross receipts, profits, trade tax, real estate transfer tax, securities transfer tax, payroll taxes, wage withholding tax, national social security contributions and employee social security contributions, value added tax, goods and services tax, business tax, stamp duty and one-time capital duty, ad valorem, customs and excise duties, capital tax and other legal transaction taxes, withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional, cantonal or local Legal Requirement or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or owed or claimed to be owed in any relevant jurisdiction; no matter how they are levied or determined.

  (b)      The Company has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations for any period ending on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable Legal Requirement. All Taxes due and owing (whether or not shown on any Return) have been paid when due.

  (c)      As of the date hereof, the Company has, and as of the Closing Date shall have (i) timely withheld from its employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable Legal Requirements, and (ii) timely paid all amounts so withheld to the appropriate Government Entity or taxing authority.

  (d)      To the Knowledge of the Company, here is no Tax deficiency outstanding or assessed or proposed against the Company that is not reflected as a liability on the Financial Statements, and the Company has not executed any agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)      Except as otherwise Disclosed to Buyer, the Company is not a party to any tax-sharing agreement or similar arrangement with any other party, and the Company has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax. No power of attorney with respect to Taxes is currently in effect with respect to the Company.

(f)      Except as otherwise Disclosed to Buyer, the Returns of the Company have not been audited by a government or taxing authority, nor is any such audit in process or pending, and the Company has not been notified of any request for such an audit or other examination and no appeals, litigation or binding rulings with respect to Taxes are pending.

(g)      Seller has Disclosed to Buyer (i) any Tax exemption, Tax holiday or other Tax-sharing arrangement that the Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement; and (ii) any like or similar tax programs or policies affecting the Company. The Company is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Government Entity, and the consummation of the Contemplated Transactions hereby will not have any Material Adverse Effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

(h)      Seller has Disclosed to Buyer copies of all of the Returns for the Company relating to corporate tax, income tax, capital tax and withholding tax for all periods for the last three (3) taxable years.

(i)      The Company is not, nor has it been, a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(j)      There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of the Company relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

(k)      Neither CDF Holding USA nor Ismeca USA has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the IRC.

(l)      The Company is in compliance with all transfer, domestic or cross-border pricing requirements in all jurisdictions in which it does business. No Return has ever been subject to an adjustment in respect to transfer pricing under applicable Legal Requirements.

(m)    No claim has been made by a taxing authority (foreign or domestic) in a jurisdiction where the Company does not file Returns to the effect that the Company may be subject to Tax by that jurisdiction. The Company does not have a “permanent establishment” (as such term is defined in any applicable Tax treaty or convention) in any country where the Company is not currently filing Returns.

     (n)      The Company has not distributed or caused to be distributed any hidden dividends, or distributed or granted any other benefit to Related Parties or to any other Person which could lead to the imposition of Taxes on dividends or constructive dividends.

4.11      No Material Adverse Effect. Since December 31, 2011, there has not been a Material Adverse Effect.

4.12      Employee Benefits.

     (a)      Except as required under this Agreement, or as otherwise Disclosed to Buyer, since January 1, 2009, there has not been (i) any adoption or material amendment by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, fringe benefit plan, change of control agreement, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Company, (A) under any benefits plans in force as of 31 December 2011 and (B) any other of the above with ongoing obligations to beneficiaries which are in effect (collectively, “Benefit Plans” or “Plan”), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2009. Except as expressly contemplated hereby, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or independent contractor of the Company and all Benefit Plans permit assumption by Buyer upon consummation of the Contemplated Transactions without the consent of any participant.

     (b)      For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the IRC, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the IRC, and (v) corresponding or similar provisions of foreign Legal Requirements or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the IRC or Section 4001 (b)(1) of ERISA and corresponding or similar provisions of foreign Legal Requirements or regulations that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     (c)      Part 4.12(c) of the Disclosure Schedule includes a complete list of all Benefit Plans that are currently in effect or under which the Company has ongoing obligations.

(d)      With respect to each Plan, Seller has Disclosed to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the competent Government Entity, if any.

(e)      Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Benefit Plan or any new Plan that have been adopted or approved since January 1, 2009, nor has Seller or the Company undertaken to make any such amendments or adopt or approve any new Plan.

(f)      The Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the IRC (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of IRC Section 501(c)(9).

(g)      All contributions required to be made to any Benefit Plan by applicable Legal Requirements or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements.

(h)      The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the IRC and all Legal Requirements and regulations applicable to the Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the IRC. No prohibited transaction has occurred with respect to any Plan.

(i)      The Company has never sponsored or participated in a Benefit Plan that is subject to Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the IRC, (iv) a multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (vi) or a multiple employer plan within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(j)      No Company has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by applicable Legal Requirements and at no expense to the Company.

    (k)      All Plans covering foreign employees or independent contractors of the Company comply with applicable local Legal Requirements and are fully funded and/or book reserved to the extent required under the terms of such Plans and applicable local Legal Requirements.

    (l)       To the Knowledge of the Company, no labor organization, works council, employee representative body or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has complied with the Worker Adjustment and Retraining Notification Act and with all similar applicable Legal Requirements.

    (m)     There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan. or foreign governmental entities.

    (n)      Part 4.12(n) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by the Company to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. The Company have not, since January 1, 2009, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Part 4.12(n) of the Disclosure Schedule identifies any extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

4.13      Compliance with Legal Requirements; Governmental Authorizations.

    (a)      Except as otherwise Disclosed to Buyer:

      (i)      the Company is, and at all times since January 1, 2009, has been, in Material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, and the operative facilities of the Company have been constructed, and any subsequent Material alterations or extensions thereof have been carried out, in compliance with all applicable Legal Requirements.

      (ii)     to the Knowledge of the Company, since January 1, 2009, no event has occurred or circumstance exists that (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

  (iii)    the Company has not received, at any time since January 1, 2009, any written notice or other written communication from any Government Entity or, to the Knowledge of the Company, any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)      Part 4.13(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 4.13(b) of the Disclosure Schedule is valid and in full force and effect. Except as otherwise Disclosed to Buyer:

  (i)      the Company is, and at all times since January 1, 2009, has been, in Material compliance with all of the terms and conditions of each Governmental Authorization identified or required to be identified in Part 4.13(b) of the Disclosure Schedule;

  (ii)     to the Knowledge of the Company, no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.13(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Schedule;

  (iii)    the Company has not received, at any time since January 1, 2009, any written notice or other written communication from any Government Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

  (iv)    all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.13(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)      The Governmental Authorizations listed in Part 4.13(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations which are required pursuant to a Legal Requirement or are necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates its business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

(d)      Except as otherwise Disclosed to Buyer, the Company has not obtained any grants, state aids, subsidies, state loans or tax advantages.

4.14      Legal Proceedings; Orders.

    (a)      Except as otherwise Disclosed to Buyer, there is no pending Proceeding:

      (i)      that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

      (ii)     that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

No such Proceeding has been Threatened or contemplated, and no event has occurred or circumstance exists that Seller believes, or should reasonably believe may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has Disclosed to Buyer a summary description of each pending Proceeding, along with all pleadings, court filings, court judgments and relevant correspondence relating thereto. Such Proceedings will not have a Material Adverse Effect.

    (b)      Except as otherwise Disclosed to Buyer:

      (i)      there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

      (ii)     Seller is not subject to any Order that relates to the Business or any of the assets owned or used by the Company; and

      (iii)    no officer or director, or, to the Knowledge of the Company, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

    (c)      Except as otherwise Disclosed to Buyer:

      (i)      the Company is, and at all times since January 1, 2009, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

      (ii)     to the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

      (iii)    neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2009, any written notice or other written communication from any Government Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

4.15      Absence of Certain Changes and Events. Except as otherwise Disclosed to Buyer, since the 2011 Balance Sheet Date, the Company have conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect, any action or event of the type described in Section 6.2(b), or:

    (a)      any Material loss, damage or destruction to, or any Material interruption in the use of, any of the assets of the Company (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect;

    (b)      (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares or capital stock of the Company, or (ii) any repurchase, redemption or other acquisition by the Company of any shares of capital stock or other securities;

    (c)      any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company, (ii) any option, warrant or right to acquire any capital stock or any other security of the Company, or (iii) any instrument convertible into or exchangeable for any share capital, capital stock or other security of the Company;

    (d)      any amendment or waiver of any of the rights of the Company under, or acceleration of vesting under, (i) any provision of any of the Company’s equity compensation plans, (ii) any provision of any Contract evidencing any outstanding Company stock option or equity compensation, or (iii) any restricted stock purchase agreement;

    (e)      any amendment to any Organizational Document of the Company, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company;

    (f)      any creation of any Subsidiary of the Company or acquisition by the Company of any equity interest or other interest in any other Person;

    (g)      any capital expenditure by the Company which, when added to all other capital expenditures made on behalf of the Company since the date of the Balance Sheet, exceeds US$25,000 in the aggregate;

    (h)      except in the Ordinary Course of Business, any action by the Company to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 4.16), or (ii) amend or terminate, or waive any material right or remedy under, any Material Contract;

    (i)       any (i) acquisition, lease or license by the Company of any Material right or other Material asset from any other Person, (ii) sale or other disposal or lease or license by the Company of any Material right or other Material asset to any other Person, or (iii) waiver or relinquishment by the Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

    (j)      any (i) write-off as uncollectible, (ii) establishment of any extraordinary reserve with respect to or (iii) change of collection practices for, including, but not limited to, (A) changing of due dates, (B) entering into factoring arrangements or (C) granting of discounts or other benefits for accelerated payment of, any account receivable of or other amount due to the Company;

    (k)     any pledge of any assets of or sufferance of any of the assets of the Company to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

    (l)      any (i) loan by the Company to any Person, or (ii) incurrence or guarantee by the Company of any indebtedness for borrowed money;

    (m)    any (i) adoption, establishment, entry into or amendment by the Company of any Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or Material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of the Company;

    (n)     any change of the methods of accounting or accounting practices of the Company in any Material respect;

    (o)     any Material Tax election by the Company;

    (p)     any commencement or settlement of any Proceeding by the Company;

    (q)     any agreement or commitment to take any of the actions referred to in clauses (c) through (p) above.

4.16      Contracts; No Defaults.

    (a)      Part 4.16 of the Disclosure Schedule contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies of each written Contract, and other instrument or document (including of any amendments), for which there are ongoing rights or obligations, contingent or otherwise:

      (i)      of Seller or the Company with any director, officer or Affiliate of the Company;

      (ii)     of the Company evidencing, governing or relating to indebtedness for borrowed money in the amount of US$10,000 or more,

      (iii)    of the Company not entered into in the Ordinary Course of Business that involves expenditures or receipts in the amount of US$10,000 or more;

      (iv)    of the Company relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, in each case with a contract value of US$10,000 or more; or pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director in the amount of $US10,000 or more;

    (v)       (A) of the type to be listed pursuant to Section 4.21(b) with a contract value equal or in excess of US$10,000, or (B) of the type referred to in Section 4.21(d);

    (vi)      providing for indemnification by the Company or Seller of any officer, director, employee or agent of the Company;

    (vii)     (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of the Company, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of the Company, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

    (viii)    incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation in the amount of US$10,000 or more by or on behalf of the Company, except for Contracts substantially identical to the standard forms of end user licenses previously delivered by Seller to Buyer;

    (ix)      relating to any currency hedging of the Company in the amount of US$10,000 or more;

    (x)       (A) imposing any confidentiality obligation on the Company or any other Person, or (B) containing “standstill” or similar provisions; provided, in each case, that the underlying contract value is US$10,000 or more;

    (xi)      (A) of the Company to which any Government Entity is a party or under which any Government Entity has any rights or obligations, or (B) the Company directly or indirectly benefiting any Government Entity (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Government Entity);

    (xii)     that could reasonably be expected to have a Material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company or on any of the transactions contemplated by this Agreement;

    (xiii)    any Contract reasonably expected to involve expenditures or receipts of the Company in excess of US$100,000 annually and having a term of one year or more or having a notice period of three months or more; or

    (xiv)    any other Contract, if a Breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Business.

  (b)      Any Contract which falls under any of the categories listed under Sections 4.16(a) (i) to (xiv) above, regardless whether oral or written and whether the Contract reaches or exceeds the monetary thresholds set forth in Sections 4.16(a) (i) to (xiv) or 4.21(b), is a “Material Contract.”

      (i)      Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

      (ii)     Except as otherwise Disclosed to Buyer: (A) the Company has not violated or Breached, or committed any default under, any Material Contract, except for violations, Breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect; and, to the Knowledge of the Company, no other Person has violated or Breached, or committed any default under, any Material Contract, except for violations, Breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect; (B) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that will or would reasonably be expected to, (I) result in a violation or Breach of any of the provisions of any Material Contract, (II) give any Person the right to declare a default or exercise any remedy under any Material Contract, (III) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (IV) give any Person the right to accelerate the maturity or performance of any Material Contract, (V) result in the disclosure, release or delivery of any Company Source Code, or (VI) give any Person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect; and (C) since January 1, 2009, none of the Company or any of the Company’s Subsidiaries has received or sent any notice or other communication regarding any actual or possible violation or Breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect. The Material Adverse Effect qualifiers in this Section 4.16 (b)(ii) shall not apply to the Material Contracts which fall under the categories in Sections 4.16(a)(v)(A) and 4.21(b).

4.17      Insurance.

    (a)      Seller has delivered to Buyer:

      (i)      true and complete copies of all Material policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

      (ii)     true and complete copies of all pending applications for policies of insurance; and.

      (iii)    any statement by the auditor of the Company’s financial statements with regard to the adequacy of the Company’s coverage or of the reserves for claims.

(b)      Part 4.17(b) of the Disclosure Schedule describes:

  (i)      any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

  (ii)     any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

(c)      Part 4.17(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3)) preceding policy years:

  (i)      a summary of the loss experience under each policy;

  (ii)     a statement describing each claim or group of associated claims under an insurance policy for an amount in excess of US$100,000, which sets forth:

 (A)      the name of the claimant;

 (B)      a description of the policy by insurer, type of insurance, and period of coverage; and

 (C)      the amount and a brief description of the claim(s); and

  (iii)    a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)      Except as otherwise Disclosed to Buyer:

  (i)      All policies to which the Company is a party or that provide coverage to Seller, the Company, or any director or officer of the Company:

 (A)      are valid, outstanding, and enforceable;

 (B)      are issued by an insurer that is financially sound and reputable;

 (C)      taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

 (D)      are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

 (E)      except as otherwise agreed between the Parties in writing, will continue in full force and effect following the consummation of the Contemplated Transactions; and

      (F)      do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

      (ii)      Neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

      (iii)      The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

      (iv)      The Company has given notice to the insurer of all claims that may be insured thereby.

4.18      Environmental Matters. Except as otherwise Disclosed to Buyer:

    (a)      The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under any Environmental Law or Occupational Safety and Health Law.

    (b)      The Company holds and is and has been in full compliance with all Governmental Authorizations required under Environmental Law (“Environmental Permits”) for the conduct of its business, each of which is in full force and effect and is listed in the Disclosure Schedule. Neither Seller nor the Company has any basis to expect, nor have any of them received any notice that any such Environmental Permit is subject to withdrawal, termination, modification or non-renewal. No consent, notification or other action is required for each of the Environmental Permits to continue in full force and effect following consummation of the transactions contemplated by this Agreement.

    (c)      Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible, received any actual or Threatened Material citation, directive, inquiry, notice, Order, summons, warning, or other communication from any Government Entity or other Person that relates to Hazardous Activity, Hazardous Material, or any alleged, actual or potential violation of or failure to comply with any Environmental Law, or of any actual or potential Environmental, Health, and Safety Liabilities, including with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, exported, used, processed, Released or disposed by or on behalf of Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been Released, transported, treated, stored, handled, transferred, disposed, recycled, or received.

    (d)      There are no pending or, to the Knowledge of the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental,

Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

    (e)      Neither Seller nor any Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the current or former business or operations of the Company or any predecessor, the Facilities or, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or with respect to any other property or assets.

    (f)      To the Knowledge of Company there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, impoundments, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor the Company, nor any other Person for whose conduct they are or may be held responsible, nor any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

    (g)      There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials at or from the Facilities, at or from any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, exported, used, processed, Released or disposed by or on behalf of the Company, or at or from any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest, or to any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.

    (h)      Seller and the Company have disclosed the Hazardous Materials management practices of and all potentially material environmental matters relating to the Company. Seller has delivered to Buyer true and complete copies of reports and results of all environmental assessments, audits, studies, inspections, investigations, analyses, tests, and monitoring, remedial action plans and similar documents, in the possession or control of Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws, including copies of the Environmental Permits.

    (i)      None of the Facilities is subject to any lien in favor of any Governmental Authority or any other Person for any Environmental, Health or Safety Liability nor is any Facility subject to any Environmental Restriction.

    (j)      No notice, filing, approval, consent, clearance or authorization is required under Environmental Law in order to consummate the transactions contemplated by this Agreement or for the operations of the Company to continue after Closing.

The Company has not agreed to assume or indemnify and has not assumed by operation of law any Environmental, Health and Safety Liability of any Person.

4.19      Employees.

    (a)      Part 4.19(a) of the Disclosure Schedule contains a complete and accurate list as of 30 September 2012, to the extent such disclosure is permissible under local law, of the following information for each employee, director, freelancer, independent contractor and leasing employee of the Company, including each employee on leave of absence or layoff status or in partial retirement: employer; name; job title; full or part-time employment status; membership in works council or other employee representative bodies; term of employment (if fixed); all current compensation and benefits paid or payable and any change in compensation since January 1, 2012.

    (b)      No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To the Knowledge of the Company, no director, officer, or other key employee of the Company intends to terminate his employment with such Company.

    (c)      Part 4.19(c) of the Disclosure Schedule contains a complete and accurate list of the following information for each retired employee, independent contractor or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits after the date of this Agreement: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, termination benefits that have been or are entitled to be received, any other benefits and any claims or potential claims by such former employee, independent contractor or director of the Company, or their dependents and other benefits.

    (d)      Part 4.19(d) of the Disclosure Schedule contains a complete and accurate list of all applicable collective bargaining, works agreements, business practices and works council of the Company.

    (e)      The Company has not violated or Breached any Legal Requirements regarding employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification employees as exempt or nonexempt and workers as independent contractors), wages, immigration status, hours and occupational safety and health and employment practices, leaves of absences, reasonable accommodation for employees with disabilities and has not engaged in any unfair labor practice. The Company has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Tax, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Government Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as otherwise Disclosed to Buyer, there are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no Proceedings, claims, controversies, investigations, audits or suits pending or, to the Knowledge of the Seller or Company, threatened against Company by any of its employees, former employees or contractors, or any Government Entity.

    (f)      To the Knowledge of the Company, any Person who has performed services for the Company while classified as independent contractors has satisfied the requirements of the applicable law to be so classified. The Company has fully and accurately reported each independent contractor’s compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. All such independent contractors have entered into appropriate confidentiality and invention assignment agreements in favor of the Company, if and to the extent that such independent contractors are not otherwise subject to the corresponding obligations and duties based on statutory law.

    (g)      No employee of the Company (i) to the Knowledge of the Company, is in violation of any term of any Patent disclosure agreement, non-competition agreement or any restrictive covenant to any Person relating to the right of any such employee to be employed by the Company because of the nature of the Business conducted or presently proposed to be conducted by the Company or to the use of Trade Secrets or proprietary information of others or (ii) in the case of any key employee or group of key employees, has given notice to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

4.20      Labor Relations; Compliance. Except as otherwise Disclosed to Buyer, the Company has not been, since January 1, 2007, a party to any collective bargaining or other labor Contract. Since January 1, 2007, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Government Entity, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company.

The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, leaves, collective bargaining, the payment of social security, social insurances and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.21      Intellectual Property.

    (a)      Part 4.21 of the Disclosure Schedule lists the following with respect to Proprietary Rights of the Company (in each case specifying the relevant Company entity):

      (i)      Part 4.21(a)(i) of the Disclosure Schedule lists all of the Patents, certificates of invention, invention disclosures and records of invention filed with any Registration Office owned by or purported to be owned by the Company, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed, the application or registration number, and what actions, filings and payments must be taken during the 120-day period following the Closing Date to maintain and prosecute such Issued Patents and Patent Applications, including without limitation any the payment of any fees and amounts to be paid during such period;

      (ii)     Part 4.21(a)(ii) of the Disclosure Schedule lists all of the Registered Trademarks owned by or purported to be owned by the Company, setting forth in each case the application or registration number, the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed;

      (iii)    Part 4.21(a)(iii) of the Disclosure Schedule lists all of the Registered Copyrights owned by or purported to be owned by the Company, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed;

      (iv)     The Company is the sole and exclusive owners of and has good and valid title to all of the Company Proprietary Rights identified in the Disclosure Schedule and all Trade Secrets and other Company Proprietary Rights owned by or purported to be owned by the Company, free and clear of all Encumbrances. The Company does not jointly own any Proprietary Rights with any third party. The Company has a valid, legally enforceable, right to use, license and otherwise exploit all Company Proprietary Rights used by the Company, other than those owned by the Company (including without limitation interest acquired through a license or other right to use). Subject to statutory limitations, the Company has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Company Proprietary Rights owned by or purported to be owned by the Company. The Company has not (x) transferred ownership of, or granted any exclusive license with respect to, any Proprietary Rights to any Person, or (y) permitted the rights of the Company in any Proprietary Rights to enter into the public domain;

      (v)      The Company Proprietary Rights constitute (A) all the Proprietary Rights used or currently proposed to be used in the business the Company as conducted or proposed to be conducted on the date of this Agreement, and (B) all the Proprietary Rights necessary to make, have made, use, offer for sale, sell or import the Company Product(s);

      (vi)     The Company has not been granted a license from any Related Person of the Company and no license is currently required from any Related Person of the Company, nor would any such license be necessary or appropriate following the Closing Date, in order to conduct the Business as currently conducted and as proposed to be conducted; and

      (vii)    Part 4.21(a)(vii) of the Disclosure Schedule lists all of the domain names and domain name registrations owned by or used by the Company, setting forth in each case the jurisdictions in which the domain names have been registered in connection with any Company Product or in the conduct of the Business.

    (b)      Part 4.21(b) of the Disclosure Schedule lists all Contracts, rights and other arrangements relating to any Company Proprietary Rights or any Company Product (in each case specifying the relevant Company entity) with a contract value of US$10,000 or more, as follows:

      (i)       Part 4.21(b)(i) of the Disclosure Schedule lists (A) any Contract relating to any Company Proprietary Rights that grants any Person any right or license to make, have made, manufacture, use, sell, offer to sell, import, export, or distribute any Company Product; (B) any license or grant of rights under or related to any Proprietary Rights whether the Company is licensor or licensee, with or without the right to sublicense the same; (C) joint development Contracts; (D) any Contract by which the Company grants any ownership right to any Person to any Company Proprietary Rights owned by the Company; (E) any Contract under which the Company undertakes any ongoing royalty or similar payment obligations in excess of US$10,000 as a lump-sum payment or per annum with respect to any Company Proprietary Rights or any Company Product, (F) any Contract under which the Company grants or is granted an option, covenant not to assert, immunity from suit, right of first refusal, right of first negotiation, preemptive right, equitable interest, title retention or title reversion, in each case relating to any Proprietary Rights; (G) any Contract under which any Person is granted any right to access Company Source Code or to use Company Source Code to create derivative works of the Company Products or the Company Source Code; (H) any Contract pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person the Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Company Source Code; and (I) any Contract that by its terms limits the Company’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Company Proprietary Rights (or any tangible embodiment thereof);

      (ii)      Except as otherwise Disclosed to Buyer, and except for Off-Shelf Software, there are no royalties, fees or other amounts payable by the Company to any Person by reason of the ownership, use, sale or disposition of Company Proprietary Rights of other Persons. The term “Off-Shelf Software” means standardized nonexclusive licenses for “off the shelf” or other software (excluding any Open Source Software) widely available through regular commercial distribution channels on standard terms and conditions obtained by the Company in the Ordinary Course of Business;

      (iii)    Except as otherwise Disclosed to Buyer, the Company has not entered into any Contract, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights or by any Company Product;

      (iv)    Part 4.21(b)(iv) of the Disclosure Schedule lists, without regard to any value threshold, each Company Product that contains, links to, relies on or otherwise uses any software that is Open Source Software, a description of such Company Product and the Open Source Software license agreement applicable to such Open Source Software or a link to where such agreement may be found. The term “Open Source Software” means and includes any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) the Apache License; and (ix) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

    (c)      Except as otherwise Disclosed to Buyer:

      (i)      No other Person owns jointly with the Company licenses or claims any right, title or interest in any Company Proprietary Rights. No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of the Company has any right, title or interest in, to or under any Company Proprietary Rights that has not been exclusively assigned, transferred or licensed to the Company;

      (ii)     No Person has asserted or Threatened a claim, nor are there to the Knowledge of Seller and the Company any facts which could reasonably give rise to a claim or Proceeding which would adversely affect the Company’s (A) ownership rights to any Company Proprietary Rights, or (B) rights under any Contract under which the Company may claim any right, title or interest relating to any Company Proprietary Rights, or which would restrict in any material respect the use, transfer, delivery or licensing by the Company of the Company’ Proprietary Rights or Company Products;

      (iii)    The Company is not subject to any Proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company Proprietary Rights by the Company, or the use, transfer or licensing of any Company Product by the Company, or which may affect the validity, use or enforceability of any Company Proprietary Rights;

      (iv)    To the Knowledge of Seller and the Company, no Related Person of Seller or the Company is using, exploiting, practicing, infringing, violating or misappropriating any Company Proprietary Right and no Company Proprietary Rights have been infringed or misappropriated by any Person. To the Knowledge of Seller and the Company,

there is no unauthorized use, disclosure or misappropriation of any Company Proprietary Rights by any current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of the Company;

      (v)     All Patents (including without limitation all inventions claimed therein) owned by or purported to be owned by the Company have been validly assigned and transferred to the Company, no third Person has any rights with respect to any of such Patents, all compensation to be paid under applicable Legal Requirements has been paid to the inventors of the inventions claimed in such Patents, and no such Patents have lapsed, expired or been abandoned; and

      (vi)    All Registered Copyrights, Registered Trademarks and domain names included in the Company Proprietary Rights (A) have been duly filed or registered (as applicable) with the applicable Government Entity, and prosecuted and maintained, including without limitation the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto in any jurisdictions which such procedures are available nor does there exist any fact that could lead to any such opposition.

    (d)      Except as set forth on Part 4.21(d) of the Disclosure Schedule:

      (i)      all Patents in which the Company has any right, title or interest have been duly filed or registered (as applicable) with the applicable Government Entity in accordance with all applicable legal and regulatory requirements of such Government Entity, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Government Entity, and have not lapsed, expired or been abandoned;

      (ii)      (A) all Patents in which the Company has any right, title or interest, disclose patentable subject matter, have been prosecuted in good faith, are subsisting and are in good standing, (B) there are no pending inventorship challenges or other claims pertaining to any such Patents, (C) no interference has been declared or provoked relating to any such Patents, (D) no opposition proceedings have been commenced related to such Patents in any jurisdictions which such procedures are available, and (E) all Issued Patents in which the Company has any right, title or interest are valid and enforceable, and (F) all owed and due maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts;

      (iii)    to the Knowledge of Seller and the Company there is no material fact with respect to any Patent Application in which the Company has any right, title or interest that would (i) preclude the issuance of an Issued Patent from such Patent Application, or (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable;

      (iv)    neither Seller nor the Company has received any notice of any inventorship challenge, interference in connection with a pending application, invalidity or unenforceability with respect to Patents included in the Company Proprietary Rights; and

      (v)      Neither the conduct of the Business as conducted on and prior to the Closing Date and as proposed to be conducted by the Company as an Affiliate of Buyer after the Closing Date, nor the making, using, offering for sale, selling, otherwise distributing or importing of any Company Product (or any Company Proprietary Rights embodied in any Company Product), infringes on or will infringe on the rights of or constitutes misappropriation or unlawful use of any Proprietary Rights of any Person. No Person has asserted or threatened a claim in writing, nor are there any facts which could reasonably give rise to a claim, that the conduct of the Business or any Company Product (or any Company Proprietary Rights embodied in any Company Product) infringes on the rights of, misappropriates or unlawfully uses any Person’s Proprietary Rights. No Person has, arising out of any disclosed or undisclosed possible infringement of its Proprietary Rights by the Company, notified Seller or the Company in writing, (i) offering a license for any of such Person’s Proprietary Rights to Seller or the Company related to any Company Product or business, or (ii) that Seller or the Company requires a license to any of such Person’s Proprietary Rights with respect to any Company Product or business, in each case of (i) and (ii) excluding any offers for licenses for software that is not currently included in a Company Product and which would add features or functions to a Company Product.

    (e)      To the Knowledge of Seller and the Company there does not exist any fact with respect to the Registered Trademarks included in the Company Proprietary Rights that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such issued Registered Trademarks invalid or unenforceable. The Company has taken commercially reasonable and customary measures and precautions necessary to protect and maintain its Registered Trademarks included in the Company’s Proprietary Rights and otherwise to maintain and protect the value of all such Registered Trademarks. To the Knowledge of Seller and the Company there does not exist any fact with respect to any Copyrights included in the Company Proprietary Rights that would preclude the issuance of any Registered Copyright from any filed copyright applications.

    (f)      Seller and the Company have taken all commercially reasonable and customary measures and precautions reasonably required to protect and maintain the confidentiality of all Trade Secrets in which the Company has any right, title or interest and otherwise to maintain and protect the value of all such Trade Secrets. The Company has not disclosed any Trade Secrets to any Person without having the recipient thereof execute a written Contract regarding the non-disclosure and non-use thereof. The Company has not received any notice from a third Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Proprietary Rights. Without limiting the generality of the foregoing, except as otherwise Disclosed to Buyer:

      (i)      All current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Rights or Company Products have executed and delivered to the Company a Contract (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company of any Proprietary Rights arising from services performed by such Persons if and to the extent that such current and former employees are not otherwise subject to the corresponding obligations and duties based on statutory law. To the Knowledge of the Company no current or former employee is in violation of any term of any such Contract, including without limitation any patent disclosure agreement or other employment Contract or any other Contract relating to the relationship of any such employee with the Company;

      (ii)      All current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Rights have executed and delivered to the Company a Contract (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company of any Proprietary Rights arising from services performed by such Persons if and to the extent that such current and former consultants and independent contractors are not otherwise subject to the corresponding obligations and duties based on statutory law. No current or former employee, officer, director, shareholder, consultant or independent contractor to the Company has any right, claim or interest in or with respect to any Company Proprietary Rights. To the Knowledge of the Company no current consultant or independent contractor is in violation of any term of any such Contract, including without limitation any patent disclosure agreement or any other Contract relating to the relationship of any such consultant or independent contractor with the Company; and

      (iii)     Except as required under Section 4.21(b)(iii) above, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code.

    (g)      To the Knowledge of the Company, except with respect to demonstration or trial copies, no Company Product designed, developed, sold, licensed or otherwise made available by the Company to any customer of the Company contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of such customer of the Company.

    (h)      No funding, facilities or personnel of any university, research institute, or Government Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Proprietary Rights or any Company Product that would afford any ownership of or any rights or licenses in, to or under any Company Proprietary Rights to such Government Entity.

    (i)       The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any termination of or new or additional limitations on Buyer’s right, title or interest in or to the Company Proprietary Rights, nor will it cause: (i) the Company to grant to any other Person any right to or with respect to any Company Proprietary Rights owned by, or licensed to, any of them, (ii) the Company to be bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses, or (iii) the Company to be obligated to pay any royalties or other fees or consideration with respect to

Proprietary Rights of any other Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

4.22      Certain Development. As of the Closing, no Related Person of Seller, is in development of any product or software that is related to the Business.

4.23      Compliance with U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, Other Applicable Anti-Corruption Laws, and Trade Sanctions Laws.

    (a)      Certain definitions for this section.

      (i)      “Anti-Corruption Laws” means:

      (A)      the United States Foreign Corrupt Practices Act of 1977 as amended;

      (B)      the United Kingdom Bribery Act 2010;

      (C)      the United Nations Convention against Corruption;

      (D)      the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and

      (E)      any anti-bribery or anti-corruption related provisions in criminal and anti-competition Legal Requirements and/or or anti-bribery or anti-corruption Legal Requirements of the jurisdiction in which the company operates, together with any amending, consolidating or successor legislation or case law which has effect from time to time in the relevant jurisdiction.

      (ii)      “Government Official” means an employee or official of any government or Government Entity, as defined above, and any candidate for public office.

      (iii)     “Intermediary” means an agent, sales agent, commission agent, distributor, reseller, consultant, representative or any other third party with whom the Company transacts business and is authorized to act in any way on the Company’s behalf.

      (iv)     “Trade Sanctions Laws” means any Legal Requirements pursuant to which the United States government imposes economic trade sanctions, including but not limited to:

      (A)      the Trading with the Enemy Act, as amended;

      (B)      the International Emergency Economic Powers Act, as amended;

      (C)      the Iran Sanctions Act, as amended;

      (D)      the Comprehensive Iran Sanctions and Divestment Act, as amended;

      (E)      the Export Administration Act, as amended;

      (F)      all economic sanction laws, regulations and orders administered by the U.S. Department of State, the U.S. Department of Treasury and the U.S. Department of Commerce; and

      (G)      any other specific country or multilateral economic sanctions laws or regulations.

    (b)      Seller, the Company and, to the Knowledge of the Company, Seller’s and the Company’s directors, officers, employees, partners, and Intermediaries have conducted their businesses in compliance with all applicable Legal Requirements promulgated under the Anti-Corruption Laws and the Trade Sanctions Laws. In particular:

      (i)      Neither Seller, the Company nor any director, officer, employee, partner, Intermediary, or other Person acting on behalf of Seller or the Company, has directly or indirectly, paid, offered, given, promised to pay, or authorized the payment of any money, commission, reward, gift, hospitality, inducement (including any facilitation payments) or anything else of value in violation of Anti-Corruption Laws.

      (ii)      No Person, acting on behalf of the Company or Seller, has directly or indirectly, accepted or requested the payment of any money, commission, reward, gift, hospitality, inducement, or anything else of value from any Person, company, partnership or other legal entity to seek to induce a Person to perform improperly any acts or omissions in violation of Anti-Corruption Laws.

      (iii)     The Company and its directors, officers and employees have instituted and maintained adequate appropriate policies, procedures and controls designed to ensure continued compliance with all applicable Anti-Corruption Laws.

      (c)      Seller acknowledges that the Company may be subject to certain Anti-Corruption Laws and Trade Sanctions Laws and understands that Buyer may be subject to the same or other Anti-Corruption Laws and Trade Sanctions Laws and that it is Buyer’s policy to comply with all laws applicable to Buyer. Seller represents and warrants that it has not conducted any activity that could cause Buyer to, following the Closing (and recognizing that Buyer will own the Company and its Subsidiaries following the Closing), be in Breach of any Legal Requirements pursuant to Anti-Corruption Laws or Trade Sanctions Laws applicable to Buyer. To the Knowledge of the Company, there are no pending or Threatened claims against Seller or the Company with respect to Anti-Corruption Laws or Trade Sanctions Laws, and there are no actions, conditions or circumstances pertaining to the Company or the Business that may give rise to any future claims related to Anti-Corruption Laws or Trade Sanctions Laws.

4.24      Sale of Products; Performance of Services.

    (a)      To the Knowledge of the Company, each product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person, including without limitation any Company Product (ordinary wear and tear excepted):.

      (i)      conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract, the documentation and specifications therefor, and with all applicable Legal Requirements; and

      (ii)      was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Company Proprietary Rights or other asset (or the operation or performance thereof).

    (b)      All Material installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

    (c)      No customer or other Person has asserted or Threatened to assert any claim against the Company under or based upon any warranty pursuant to a Contract provided by or on behalf of the Company relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by or on behalf of the Company or any services performed by or on behalf of the Company.

4.25      Business Relationships. To the Knowledge of the Company, the relationships of the Company with its customers, distributors, licensors, designers and suppliers are satisfactory in all respects and the execution of this Agreement and the consummation of the Contemplated Transactions shall not adversely affect the relationships of the Company with such customers, distributors, licensors, designers and suppliers.

4.26      Security Measures. The Company has implemented and maintained, consistent with industry standard practices and its obligations to other Persons, adequate security and other measures necessary to protect all computers, networks, software and systems used in connection with the operation of the Company business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. The Company has Disclosed to Buyer adequate security plans, and procedures relating to the Company Information Systems.

4.27      Privacy. The Company has complied with all Legal Requirements, contractual obligations, and its internal privacy policies relating to (i) the privacy of users of Internet websites owned, maintained or operated by the Company (“Sites”) and (ii) the collection, storage, transfer and any other processing of any personally identifiable information collected or used by the Company in any manner or maintained by third parties having authorized access to such information. The execution, delivery and performance of this Agreement comply with all Legal Requirements relating to privacy and with the Company’ privacy policies and Contracts. Copies of all current and prior privacy policies of the Company that apply to the Sites or any services provided to customers of Company have been provided to Buyer. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers in compliance with all Legal Requirements, and , to the Knowledge of the Company, none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Legal Requirements.

4.28      Relationships with Related Persons. Except as otherwise Disclosed to Buyer, neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 2009 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. Neither Seller nor any Related Person of Seller or of the Company owns, or since January 1, 2009 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a Material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of such Company (a “Competing Business”) in any market presently served by such Company. Except as otherwise Disclosed to Buyer, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.29      Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

4.30      Disclosure.

    (a)      No representation or warranty of Seller or the Company in this Agreement and no statement in the Disclosure Schedule or in the Data Room contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

    (b)      No notice given pursuant to Section 6.2(c) will contain any untrue statement or omit to state a fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

    (c)      There is no fact known to Seller or the Company (other than general economic or industry conditions) that adversely affects in a Material manner, or, as far as Seller can reasonably foresee, threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or Disclosed to Buyer.

    (d)      Prior to the Data Room Image Date, Seller has uploaded, or has caused its Representatives to upload, complete and accurate responses to each diligence request made by Buyer to Seller, the Company or their Representatives in writing with respect to the transactions contemplated by this Agreement. No such response contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements are true and correct:

5.1        Organization and Good Standing. Buyer is duly incorporated and validly existing for an unlimited duration under the laws of Luxembourg.

5.2        Authority; No Conflict.

    (a)      This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver the Closing Documents and to perform its obligations under the Closing Documents.

    (b)      Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

      (i)       any provision of Buyer’s Organizational Documents;

      (ii)      any resolution adopted by the board of directors or the shareholders of Buyer; or

      (iii)     any Legal Requirement or Order to which Buyer may be subject.

      (iv)     Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3        Certain Proceedings. Except as otherwise disclosed to Seller, there is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened.

5.4        Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

6.      CERTAIN PRE-CLOSING AND POST-CLOSING COVENANTS

6.1        Access and Investigation. During the period from the date of this Agreement through the Closing Date Time (the “Pre-Closing Period”), subject to (i) applicable Antitrust Laws and regulations relating to the exchange of information, and (ii) applicable Legal Requirements protecting the privacy of employees and personnel files, Seller shall, and shall cause the Company and their Representatives during regular office hours to: (A) provide Buyer and Buyer’s Representatives with reasonable access to the Company’s directors, officers, and assets and to all existing books, records, Tax Returns, work papers, agreements, Contracts (including Contracts with security holders and Contracts relating to Proprietary Rights), and other documents, and financial, operating and other data and information regarding the Company; and (B) cause its officers to confer regularly with Buyer concerning the status of the Company’s business, in each case as Buyer may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller shall, and shall cause the Company to, promptly provide Buyer with, or afford Buyer the right to make, copies of (A) all material operating and financial reports relating to the Company prepared by Seller or the Company for Seller or an Company’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of the Company to Seller; (C) any notice, report or other document filed with or sent to any Government Entity in connection with the Contemplated Transactions; and (D) any material notice of alleged violations or legal non-compliance received by the Company from any Government Entity.

6.2        Operation of the Company’s Business.

    (a)      During the Pre-Closing Period, subject to applicable Antitrust Laws and regulations relating to the taking of influence on an acquired business prior to the completion of the underlying acquisition agreements, Seller will, and will cause the Company to, consult with Buyer about any Material operational matters and:

      (i)      ensure that each of the Company (A) conducts its business and operations in the Ordinary Course of Business and (B) complies with all applicable Legal Requirements and all Material Contracts (which for the purpose of this Section 6.2 shall include any Contract that would be a Material Contract if existing on the date of this Agreement);

      (ii)     preserve intact the current business organization of the Company, use its best efforts to keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

      (iii)    keep in full force all insurance policies referred to in Section 4.17.

    (b)      During the Pre-Closing Period, except as specifically contemplated by this Agreement, the Company shall not, and Seller shall cause the Company to not, without the prior written consent of Buyer:

      (i)      (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, share capital or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and the distribution of excess cash according to Section 6.3 below, (B) split, combine or reclassify any of its capital stock, share capital or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, share capital or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, share capital or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company;

      (ii)     issue, deliver, sell, pledge or otherwise encumber any shares or its capital stock, share capital or any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company’s share capital or the value of the Company or any part thereof;

      (iii)    amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents) or Organizational Documents or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

      (iv)    acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof;

      (v)     acquire any Material assets or a license therefore, other than in the Ordinary Course of Business, or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed US$75,000 during any fiscal quarter;

      (vi)    enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property other than the Building Lease referred to in Section 6.7(b) below;

      (vii)    sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its properties or assets, other than the sale of inventory and the granting of licenses in the Ordinary Course of Business;

      (viii)   repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

      (ix)     make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company and except for any loans necessary for the distribution of excess cash according to Section 6.3 below and customary travel advances to employees;

      (x)      (i) pay, discharge, settle or satisfy any Material claims (including claims of shareholders and any shareholder litigation relating to this Agreement, the Contemplated Transactions or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent Financial Statements or incurred since the date of such Financial Statements in the Ordinary Course of Business, (ii) waive, release, grant or transfer any right other than in the Ordinary Course of Business, or (iii) commence any Proceeding;

      (xi)     enter into any Material Contract:

      (A)      except in the Ordinary Course of Business;

      (B)      if consummation of the transactions contemplated by this Agreement or compliance by Seller and the Company with the provisions of this Agreement will conflict with, or result in any violation or Breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or Buyer or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract;

      (C)      containing any restriction on the ability of the Company to assign all or any portion of its rights, interests or obligations there under, unless such restriction expressly excludes any assignment to Buyer and its Subsidiaries in connection with or following the consummation of the Contemplated Transactions; or

      (D)      of the type described in Section 4.16.

      (xii)    change or terminate any Contract to which the Company is a party, or waive, release or assign any rights or claims there under, in each case in a manner adverse to the Company, taken as a whole;

      (xiii)   except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company;

      (xiv)   hire any new employee at the level of manager or above or with an annual base salary in excess of US$100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose engagement may not be terminated by the relevant Company on 30 days’ notice or less;

      (xv)    increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of the Company;

      (xvi)    except as required to comply with applicable Legal Requirements or any Contract or Benefit Plan in effect on the date of this Agreement:

      (A)      pay to any employee, officer, director or independent contractor of the Company any benefit not provided for under any Contract or Benefit Plan in effect on the date of this Agreement,

      (B)      grant any awards under any Benefit Plan (including the grant of Company Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Benefit Plan or awards made there under),

      (C)      take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Benefit Plan,

      (D)      take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Benefit Plan,

      (E)      adopt, enter into or amend any Benefit Plan other than offer letters entered into with new employees in the Ordinary Course of Business that provide, except as required by applicable Legal Requirements for “at will employment” with no severance benefits, or

      (F)      make any material determination under any Benefit Plan that is not in the Ordinary Course of Business;

      (xvii)  (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by the Company, (B) settle or compromise any Proceeding relating to any material Tax or (C) revoke any Tax election;

      (xviii)  except as required by IFRS or applicable Legal Requirements, change its fiscal year, revalue any of its Material assets or make any changes in financial or Tax accounting methods, principles or practices;

      (xix)   take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of Seller set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

      (xx)   engage in:

      (A)      any Material trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practices) to occur in subsequent fiscal quarters,

      (B)      any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practices) to be made in subsequent fiscal quarters, including, but not limited to, by changing due dates, entering into factoring arrangements or granting of discounts or other benefits for accelerated payment, or inducing customer advances; or

      (C)      any practice which would have the effect of postponing to subsequent fiscal quarters expenses by the Company that would otherwise be expected (based on past practices) to be accrued in prior fiscal quarters (including the current fiscal quarter);

      (xxi)    change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, in any material respect;

      (xxii)   permit, or take any action or fail to take any action that could result in or increase the likelihood of, (A) any transfer or disclosure by the Company of any Company Source Code or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract;

      (xxiii)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

    (c)      During the Pre-Closing Period, Seller shall promptly notify Buyer in writing of:

      (i)       the discovery by Seller or the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Seller in this Agreement;

      (ii)      any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Seller in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

      (iii)     any Breach of any covenant of Seller;

      (iv)     any Proceeding pending against or with respect to the Company in respect of any Tax matter;

       (v)       any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect;

       (vi)      (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Proceeding or claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement; and

       (vii)     any Material change to the financial performance or business of the Company.

No notification given to Buyer pursuant to this Section 6.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller contained in this Agreement.

6.3        Distribution of Excess Cash

    (a)      Between the date of this Agreement and the Closing, after the consummation of the Building Transfer, the Seller shall cause Ismeca Europe Semiconductor SA or Ismeca Semiconductor Holding SA’s other Subsidiaries, as applicable, to (i) make and pay the Bonus Accruals and the LTIP Accruals (each as defined in Section 7.9 below) (estimated to be CHF 3,747,693 as of the date of this Agreement, as may be adjusted up or down up to 10%) and (ii) make and pay the Divestment Plan Accruals (as defined in Section 7.9 below) (estimated to be approximately CHF 3,252,300), both (i) and (ii) as per Section 7.9 below, and (iii) make and pay the necessary accruals for social security and pension contributions and any other contributions or Taxes levied on or related to (i) and (ii) ((i) to (iii) collectively, “Bonus Related Costs”) (it being understood that the amount of such Bonus Related Costs, to the extent not paid prior to Closing, shall be considered Estimated Net Debt and Net Debt, respectively, for the purpose of the calculation of the Purchase Price and the Purchase Price Adjustment pursuant to Section 3 above), out of its respective available cash (approximately CHF 14,200,000, as of October 31, 2012, to which the proceeds of the Building Transfer as per Section 6.7 in the amount of approximately CHF 18,000,000 will be added, resulting in a total expected consolidated cash amount of CHF 32,200,000).

Out of the remaining consolidated amount of cash of the Company, the Seller shall cause (i) the Company to maintain a consolidated cash position of approximately CHF 3,000,000 for its working capital needs (the “Company Target Cash”), (ii) Ismeca Europe Semiconductor SA to fully repay an outstanding intra-group loan in the amount of CHF 15,050,000 plus interest to Ismeca Semiconductor Holding SA (the “Intra-Group Loan Repayment”) and (iii) Ismeca Europe Semiconductor SA to enter into a loan agreement with Ismeca Semiconductor Holding SA, under which Ismeca Europe Semiconductor SA grants and immediately provides funds to Ismeca Semiconductor Holding SA pursuant to a short term loan in the amount of Ismeca Europe Semiconductor SA’s residual cash (after deduction of that portion of the Company Target Cash that is remaining in Ismeca Europe Semiconductor SA), but in no event exceeding the expected aggregate amount of Ismeca Europe Semiconductor SA’s expected freely disposable retained earnings and free equity as per 31 December 2012 (i.e. the sum of (i) retained earnings as per 31 December 2011, (ii) expected earnings from operations in 2012, (iii) expected gain resulting from the Building Transfer and (iv) the expected freely disposable reserves as per 31 December 2012), at such annual interest rate consistent with the annually updated Swiss Federal Tax Administration’s (the “SFTA”) Circular Letter “safe haven interest rates”, which is 1.5% from the date hereof through the year 2012 and is updated for each subsequent year (the “Short Term Loan”).

    (b)      Between the date of this Agreement and Closing, after Ismeca Europe Semiconductor SA has made the Intra-Group Loan Repayment and entered into and funded the Short Term Loan to Ismeca Semiconductor Holding SA, Seller shall cause Ismeca Semiconductor Holding SA to distribute, as an extraordinary dividend up to the amount of its freely disposable retained earnings and freely disposable reserves as per 31 December 2011 to the Seller all of its cash position after deduction of that portion, if any, of the Company Target Cash, not remaining in Ismeca Europe Semiconductor SA and in Ismeca Semiconductor Holding SA’s other Subsidiaries (such distribution being the “Dividend” and the shareholder’s resolution to distribute the Dividend, the “Dividend Resolution”, with any consolidated cash remaining in the Company after payment of the Dividend the “Company Remaining Cash”). To the extent that such Company Remaining Cash amount (which does, for the avoidance of doubt, include the Company Target Cash) exceeds CHF 7,000,000, any such excess amount shall not be considered Net Cash in the calculation of the Purchase Price and the Purchase Price Adjustment pursuant to Section 3 above. Seller shall notify the Dividend to the SFTA pursuant to the unilateral notification procedure of art. 26a of the Ordinance to the Swiss Withholding Tax Act. Seller shall and shall cause the Company to make any Dividend Filings (as defined below) within 30 calendar days of the Dividend Resolution, but in any event prior to the Closing. As used herein, “Dividend Filings” shall include any filings, by registered mail, that may be deemed necessary or appropriate for obtaining favorable Tax treatment in connection with or as a result of the Dividend, including but not limited to the filing of duly completed and signed Forms 102 and 106.

    (c)      Seller shall indemnify and hold harmless Indemnified Buyer Persons from and against any Bonus Related Costs assessed against or payable by the Company or its Subsidiaries with respect to the events contemplated in this Section 6.3 and any Damages in connection therewith.

6.4        Regulatory Approvals.

    (a)      Subject to Section 6.4(c) and 6.4(d), Buyer and Seller shall, and Seller shall cause the Company to, use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.4(c) and 6.4(d), Buyer and Seller (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the

Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Contemplated Transactions. Seller shall promptly deliver to Buyer a copy of each such filing made, each such notice given and each such Consent obtained by Seller or the Company during the Pre-Closing Period.

    (b)      Without limiting the generality of Section 6.4(a), Buyer and Seller shall, promptly after the date of this Agreement, prepare and file the notifications (if any) required under any applicable Antitrust Laws or regulations in connection with the Contemplated Transactions. Buyer and Seller shall respond as promptly as practicable to any inquiries or requests received from any Government Entity in connection with antitrust or related matters relating to this Agreement or the Contemplated Transactions. Each of Buyer and Seller shall (1) give the other Party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Government Entity with respect to the Contemplated Transactions, (2) keep the other Party informed as to the status of any such Proceeding or threat, and (3) promptly inform the other Party of any communication concerning Antitrust Laws to or from any Government Entity regarding the Contemplated Transactions. Except as may be prohibited by any Government Entity or by any Legal Requirement, Buyer and Seller will consult and cooperate with one another, and will consider in good faith and in advance the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, or other communication made or submitted in connection with any Proceeding under or relating to any applicable Antitrust Laws. Subject to the foregoing, Buyer shall be principally responsible for and in control of the process of dealing with any Government Entity under any Antitrust Law relating to the Contemplated Transactions. In addition, except as may be prohibited by any Government Entity or by any Legal Requirement, in connection with any Proceeding under or relating to any Antitrust Law concerning the Contemplated Transactions, each of Buyer and Seller will permit authorized Representatives of the other Party to be present at and participate in each meeting or conference with a Government Entity relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Government Entity in connection with any such Proceeding.

    (c)      At the request of Buyer, subject to Seller’s written consent (which shall not be unreasonably withheld), Seller shall cause the Company to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines or assets of the Company, provided that (i) any such action is conditioned upon the consummation of the Contemplated Transactions, and (ii) Buyer shall reimburse Seller’s reasonable out-of-pocket expenses with respect to any such action if and to the extent the aggregate amount of such out-of-pocket expenses exceeds US$25,000; provided, further that notwithstanding anything in this Agreement to the contrary, the proceeds received by the Company for any such divestiture, sale or disposal in excess of US$25,000 shall be excluded from the Net Cash calculations for purposes of the Purchase Price Adjustment in Section 3.

    (d)      Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any obligation under this Agreement: (i) to dispose of, license, transfer or hold separate, or cause any of its Subsidiaries to dispose of, license, transfer or hold separate any assets or operations, or to commit or to cause the Company to dispose of, license, transfer, or hold separate any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue or commit to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Government Entity or otherwise) regarding its future operations or the future operations of the Company.

6.5        Public Announcements.  Subject to Legal Requirements and particularly any stock exchange or Securities and Exchange Commission regulations, (i) any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller shall agree, and (ii) prior to Closing, Buyer and Seller shall, and Seller shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

6.6        Tax Matters.

    (a)      Amended Tax Returns for CDF Holdings, Inc. and Ismeca USA Inc..  At least ten (10) business days prior to the Closing Date, Seller shall cause CDF Holdings, Inc. and (if and to the extent required) Ismeca USA Inc. to file amended consolidated US federal and state Tax Returns to correct any errors identified during due diligence in connection with the Contemplated Transactions to the reasonable satisfaction of the Buyer (the “Amended Tax Returns”), and pay any Tax reflected as owing, if any, on the Amended Tax Returns. Seller shall indemnify and hold harmless Indemnified Buyer Persons from and against any Taxes assessed against the Company, CDF Holdings, Inc. or Ismeca USA Inc. and Damages with respect to the matters in this Section 6.6(a).

    (b)      Returns and Payments for Tax Periods Ending on or Before the Closing Date:

      (i)      Buyer shall cause the Company to (i) prepare and file all Tax Returns that are required to be filed after the Closing Date (each, a “Pre-Closing Period Tax Return”) of the Company for any period that ends on or before the Closing Date (each, a “Pre-Closing Period”), and (ii) to deliver to Seller for review and approval a copy of each Pre-Closing Period Tax Return at least fifteen (15) business days prior to the filing deadline for such Pre-Closing Period Tax Return; provided, however, Seller shall prepare and file any Pre-Closing Period Tax Returns that are part of the consolidated or combined Tax Returns of Seller. Buyer shall make, and shall direct the Company to make, any changes reasonably requested by Seller to any Pre-Closing Period Tax Return.

(ii)     Seller shall cause the Company to

timely pay or accrue for all Taxes due as of the Closing Date relating to any Pre-Closing Period (“Pre-Closing Period Taxes”).

    (c)       Returns and Payments for Tax Periods during Straddle Periods.

      (i)      Buyer shall cause the Company to prepare and file all Tax Returns (each, a “Straddle Period Return”) of the Company for all periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period”). Buyer shall cause the Company to timely pay all Taxes due on each Straddle Period Return.

      (ii)     Such Taxes paid by the Company, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Straddle Period Pre-Closing Taxes.” Seller shall pay to Buyer within thirty (30) days of when due an amount equal to the Straddle Period Pre-Closing Taxes due with respect to any such Straddle Period Returns filed by the Company (after taking into account any estimated Taxes paid prior to the Closing and legally credited to the Company) ; provided, however, that Buyer shall repay or cause to be repaid to Seller any amounts paid by Seller if and to the extent such paid Straddle Period Pre-Closing Taxes are reduced in a final and non-appealable assessment of the relevant Tax.

      (iii)    Because the Straddle Period Pre-Closing Taxes involve a period that begins before and ends after the Closing Date, such Straddle Period Pre-Closing Taxes shall be calculated as follows: For purposes of this Section 6.6(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes that relates to the portion of the Straddle Period ending on or before the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, revenue or receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Taxes based upon or related to income, revenue or receipts, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date, using the “closing of the books” method of accounting. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date.

    (d)      Indemnification.  Seller shall indemnify and hold harmless Indemnified Buyer Persons from and against any (A) Straddle Period Pre-Closing Taxes of the Company that relate to a Straddle Period, (B) Taxes assessed against the Company with respect to all taxable periods ending on or prior to the Closing Date, including any Pre-Closing Period Taxes, (C) Taxes of any Related Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirements, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date. A claim for indemnification under this Section 6.6(d) may be asserted by notice to Seller. Buyer shall cause the Company to promptly notify Seller in writing upon receipt by the Company or any of its Related Persons of notice of any pending or threatened Tax audits or assessments that may affect the Tax liabilities of the Company and for which Seller could be liable under this Section 6.6(d). Notwithstanding the foregoing, a failure to notify Seller as provided above shall not relieve Seller of any and all liability under this Section 6.6(d), except to the extent that Seller demonstrates that the defense of such audit or assessment is materially prejudiced by the failure to give such notice.

    (e)      Tax Disputes.  Seller, on the one hand, and Buyer, on the other hand, shall provide to each other notice within five (5) business days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administration or court proceeding, suit, dispute or other claim (a “Tax Matter”) in which a Government Entity or other Tax authority makes or proposes to make a Tax adjustment to any Pre-Closing Period. Seller shall control the conduct of any Tax Matter that: (i) could adversely affect the Taxes of Seller, or (ii) could result in Seller being liable for any amount of Taxes or losses related thereto, either under Legal Requirements or pursuant to this Agreement (a “Seller Tax Claim”), but only to the extent that the resolution of such Seller Tax Claim could not adversely affect the Tax liability of Buyer or its Affiliates. Buyer shall control all other proceedings. With respect to any Tax Matter, the Party not controlling the proceeding of such Tax Matter or its representative shall (to the extent permitted by Legal Requirements) have the right, at its expense, to participate in any such Tax Matter. Seller shall not settle, compromise or agree to any Tax adjustment which affects or could affect Buyer’s Tax liability without the prior written consent of Buyer, which consent shall not be unreasonably withheld; provided, that Seller shall have the right to settle or compromise any such proceedings without the consent of Buyer to the extent such settlement or compromise will not adversely affect the Tax liability of Buyer or any Affiliate thereof (including the Company) after the Closing Date, and Buyer shall have the right to settle or compromise any such proceedings without the consent of Seller to the extent such settlement or compromise will not adversely affect the Tax liability of Seller or any Affiliate thereof prior to the Closing Date.

    (f)      Cooperation.  After the Closing Date, the Parties shall, and Buyer shall cause the Company to, make available to the other, as reasonably requested, and to any taxing authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax liabilities or potential Tax liabilities of Seller for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. After the Closing Date, the Parties shall, and Buyer shall cause the Company to, cooperate fully, as and to the extent reasonably requested by the other, in connection with any Seller Tax Claim or the filing of Tax Returns pursuant to this Section 6.6 and any audit, litigation, appeal, hearing or other proceeding with respect to Taxes. Such cooperation shall include providing the information, records and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. Each Party shall bear its own costs and expenses incurred in such cooperation efforts.

    (g)      Tax Sharing Agreements.  Seller shall terminate any Tax allocation or Tax sharing agreement (other than this Agreement) between or among Seller or any Related Persons on the one hand, and the Company on the other hand, effective as of the Closing Date.

    (h)      Transfer Taxes.  Any sales Tax, use Tax, value added Tax, goods and services Tax, real property transfer Tax, capital gains and similar Tax, documentary stamp Tax,

transfer Tax (including the Swiss turnover stamp duty (Umsatzabgabe), motor vehicle Tax, registration Tax or similar Tax or recording expense, notarial fee or other charge, expense or fee attributable to, imposed upon or arising from the Contemplated Transactions shall be equally shared by Buyer and Seller. Buyer and Seller shall cooperate in the execution and delivery of any certificates or forms as may be necessary and appropriate to establish an exemption from (or otherwise reduce) such Taxes, charges, expenses and fees.

  (i)      Elections and Changes.  In preparing the Tax Returns referenced in Sections 6.6(a), 6.6(b) and 6.6(c), Seller shall not make or cause to be made any material Tax election or change any material income Tax accounting method or period without the prior written consent of Buyer.

6.7      Building Transfer and Leaseback.

  (a)     Seller and the Company will cause the building owned by Ismeca Europe Semiconductor SA located at Rue Louis-Joseph-Chevrolet 5, 5A and 7, Rue de l’Helvétie 283 and Passage de la Bonne Fontaine in La Chaux-de-Fonds (property nos. Building 3515, Building 3516, D4224 and D4250 and servitude no. RS 7683 following DDP No. D6199 in the land register Les Eplatures) (the “Building”) to be transferred no later than December 21, 2012 (the “Building Transfer”) to either (a) to Nerwal SA (the “SPV”, and such transfer, an “SPV Building Transfer”) or (b) a third party that is not an Affiliate of Seller (the “Third Party Buyer”), in each case pursuant to a sale and purchase agreement in French language, substantially in the form as the English language version attached hereto as Exhibit 6.7(a) (the “Building Sale Agreement”). The SPV or Third Party Buyer, as applicable shall bear all related notarization and other costs, fees and Taxes (to the extent possible pursuant to applicable tax laws), which may become due in connection with the Building Transfer. To the extent possible, all and any Taxes shall be deducted directly from the proceeds of the Building Transfer and paid directly to the Tax authorities. Any and all Tax loss carryforwards of the Company which are available on or before the Closing Date shall be used for the benefit of the Company for set-off against any profit resulting from the Building Transfer. Seller shall indemnify and hold Indemnified Buyer Persons harmless for any Tax assessed or Damages in connection with the Building and the Building Transfer.

  (b)     In addition, concurrently with the notarization of the Building Sale Agreement, Ismeca Europe Semiconductor SA and either the SPV or Third Party Buyer, as applicable, shall enter into a ten (10) year lease for the Building pursuant to a lease agreement in substantially the form attached hereto as Exhibit 6.7(b) (the “Building Lease”) and shall file the signed Building Lease, together with the notarized Building Sale Agreement, with the land registry. As used in this Agreement, the “Building Transfer Condition” shall be deemed to have been met if Seller has provided evidence reasonably satisfactory to Buyer that (i) the Building Sale Agreement has been signed by Ismeca Europe Semiconductor SA and the SPV or the Third Party Buyer, as applicable, and notarized, (ii) the purchase price with respect to the Building Transfer has been paid to the bank account of Ismeca Europe Semiconductor SA on or before one (1) business day prior to the notarization of the Building Sale Agreement, and (iii) the Building Lease has been entered into by Ismeca Europe Semiconductor SA and either the SPV or

Third Party Buyer, as applicable, and (iv) the Building Sale Agreement and the Building Lease have been filed with the land registry.

  (c)      In the case of an SPV Building Transfer, immediately following the notarization of the Building Sale Agreement, Seller shall cause the SPV to hold an extraordinary shareholders’ meeting and to amend its articles of association based on a new founders report and an auditors confirmation, to replace the provision on the initial intended acquisition in kind (beabsichtigte Sachübernahme) by a provision on the effective acquisition in kind (Sachübernahme) and have such change registered in the commercial register of the Canton of Neuchâtel, all satisfactory to the Buyer.

  (d)     During the Pre-Closing Period, prior to the Building Transfer, Seller shall obtain, or cause the Company to obtain, a tax ruling (the “Tax Ruling”) by the SFTA, confirming that, in case of an SPV Building Transfer, any subsequent sale of the Building or of the SPV, within a price range from CHF 16,000,000 to CHF 19,000,000, will not give rise to any Taxes being assessed against the Company or its Subsidiaries (it being understood, for the avoidance of doubt, that Seller shall fully indemnify and hold harmless the Indemnified Buyer Persons from and against any Tax consequences arising from the Building Transfer and any subsequent sale of the Building, which is not in line with the Tax Ruling).

6.8      Employment; Employee Benefits. Each U.S. employee of the Company who continues employment with the Company after Closing (a “U.S. Continuing Employee”) shall be eligible to participate in Buyer’s health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this Section 6.8 or elsewhere in this Agreement shall limit the right of Buyer to amend or terminate any such health, vacation or other employee benefit plan at any time. Nothing in this paragraph shall be interpreted to require Buyer to provide for the participation of any U.S. Continuing Employee in any Plan of Buyer.

6.9      Seller Related Intellectual Property.

  (a)     With respect to any Proprietary Rights owned, as of the Closing Date, by the Seller or by any of Seller’s Affiliates (other than the Company and its Affiliates) (collectively, the “Seller Affiliates”) that is used exclusively by the Company (or its Affiliates) as of the Closing Date or that is anticipated to be exclusively used by the Company (or any of its Affiliates) following the Closing Date in connection with the Company’s (or any of its Affiliates’) business plans or product roadmaps for the conduct of the Business, as such plans and roadmaps are contemplated by the Company (or any of its Affiliates) as of the Closing Date (the “Anticipated Business”) (the “Exclusive Proprietary Rights”), Seller, on behalf of itself and the Seller Affiliates hereby sells, conveys and assigns to the Company the Exclusive Proprietary Rights. Seller shall deliver any tangible embodiments of the Exclusive Proprietary Rights (e.g., software and documentation) to the Company at the Closing. Seller represents and warrants to Buyer that Seller has the right to assign the Exclusive Proprietary Rights to the Company on behalf of Seller and the Seller Affiliates. Seller shall, and shall cause the Seller Affiliates to, execute assignment documents by the owner of record of the Exclusive Proprietary Rights (or any other necessary Person under the direction or control of Seller or a Seller Affiliate), and where applicable file, or cause to be filed by the owner of record (or any other such necessary

Person), assignment documents with any applicable Registration Office(s), assigning all the Exclusive Proprietary Rights to the Company.

  (b)      With respect to any Proprietary Rights owned, as of the Closing Date, by the Seller or by any Seller Affiliate (i) that is used by the Company (or its Affiliates) as of the Closing Date or constitutes part of the Anticipated Business, and (ii) that is used by Seller or one or more of the Seller Affiliates in the conduct of their businesses (collectively, the “Non-Exclusive Proprietary Rights”), Seller, on behalf of itself and the Seller Affiliates, hereby grants to the Company and its Affiliates a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid up, transferable license, with the right to sublicense, under the Non-Exclusive Proprietary Rights to fully use, practice and exploit such Non-Exclusive Proprietary Rights, including without limitation to develop, use, make, have made, sell, offer for sale, lease, import and export product and services. Seller shall deliver copies of any tangible embodiments of the Non-Exclusive Proprietary Rights (e.g., software and documentation) to the Company at the Closing. Seller represents and warrants to Buyer that Seller has the right to grant to the Company and its Affiliates the foregoing license under the Non-Exclusive Proprietary Rights on behalf of Seller and the Seller Affiliates.

  (c)      With respect to Proprietary Rights owned by a third party and licensed, as of the Closing Date, to the Seller or to any Seller Affiliate and that is used exclusively by the Company (or its Affiliates) as of the Closing Date or constitutes part of the Anticipated Business (the “Exclusive Licensed Proprietary Rights”), Seller, on behalf of itself and the Seller Affiliates hereby sells, conveys and assigns to the Company the license agreement governing such Exclusive Licensed Proprietary Rights. If the consent of the owner of the Exclusive Licensed Proprietary Rights is required in order to effectuate such assignment to the Company, Seller will use commercially reasonable efforts to obtain such assignment. Seller shall provide a copy of such license agreements to Buyer on the Closing Date.

  (d)      If Seller is nevertheless unable to obtain such consent to assign such license agreements for the Exclusive Licensed Proprietary Rights, and with respect to Proprietary Rights owned by a third party and licensed, as of the Closing Date, to the Seller or to any Seller Affiliates (i) that is used by the Company (or its Affiliates) as of the Closing Date or constitutes part of the Anticipated Business and (ii) that is used by Seller or one or more of the Seller Affiliates in the conduct of their businesses (collectively, the “Non-Exclusive Licensed Proprietary Rights”), Seller, on behalf of itself and the Seller Affiliates, hereby grants to the Company and its Affiliates a non-exclusive, sublicense to the fullest extent of Seller and Seller Affiliates’ right to grant sublicense rights under the applicable license agreement with the third party owner of such Proprietary Rights, to use, practice and exploit such Exclusive Licensed Proprietary Rights and such Non-Exclusive Licensed Proprietary Rights, including without limitation to develop, use, make, have made, sell, offer for sale, lease, import and export product and services. Seller shall deliver copies of any tangible embodiments of such Exclusive Licensed Proprietary Rights and the Non-Exclusive License Proprietary Rights (e.g., software and documentation) to the Company at the Closing. Seller represents and warrants to Buyer that Seller has the right to grant to the Company and its Affiliates the foregoing sublicenses on behalf of Seller and the Seller Affiliates.

    (e)      If Seller or the Seller Affiliates are not able to grant such sublicenses to the Company and its Affiliates, then Seller shall, prior to the Closing Date, disclose to Buyer the Non-Exclusive Licensed Proprietary Rights and the Exclusive Proprietary Rights that would have been subject to such sublicense. Any such disclosure shall not be deemed a waiver of or modification to any representation or warranty set forth in this Agreement.

    (f)       In the event that Seller shall have failed to take any of the actions contemplated by this Section prior to the Closing Date, Seller shall reimburse Buyer for any and all costs and expenses reasonably incurred by Buyer and its Affiliates (including the Company and its Affiliates), in connection with any such actions they may take after the Closing Date that are necessary to cure such failures.

    (g)      During the Pre-Closing Period, Seller shall provide to Buyer weekly updates regarding the status of the foregoing as well as documentation evidencing the accomplishment of the foregoing.

6.10      Payment of Indebtedness and Termination of Transactions by Related Persons.  Seller will cause all indebtedness (i) owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing, and (ii) owed to Seller (if any) or any Related Person by the Company to be paid in full prior to Closing. Seller will terminate any transactions it or any Related Person of Seller has with the Company or any Related Person thereof. The forgoing cancellation or forgiving of indebtedness shall occur without any deductions or charges for early repayment or early termination being triggered.

6.11      Non-Solicitation.  Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of its Representatives to not, directly or indirectly: (a) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to any possible acquisition of the Company, their respective interests in the Company, or investments in the Company (whether by way of lending to the Company, purchase of assets or otherwise), or any portion of any of the Business or the assets of the Company (an “Investment”); (b) provide information with respect to the Company to any Person relating to, or otherwise facilitate or encourage any effort or attempt by any Person providing for, an Investment or possible Investment.

6.12      Best Efforts.  During the Pre-Closing Period, Buyer and Seller will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied on or before ten (10) days prior to the Closing Date.

6.13      Post-Closing Financial Statements.  Seller shall cooperate with, and shall take all steps reasonably requested by Buyer to facilitate completion of, Buyer’s and the Company’s preparation of (a) the Company’s audited consolidated balance sheets as of December 31, 2010 and December 31, 2011, the Company’s consolidated audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2010 and December 31, 2011, in accordance with U.S. Generally Accepted Accounting Principles, and the Company’s attainment of the report thereon of Deloitte AG, the Company’s independent registered public accounting firm, and an unaudited consolidated balance sheet of the Company as of June 30,

2012, and (b) the Company’s unaudited consolidated statements of income, cash flows and stockholder’s equity for the six months ended June 30, 2012 (the “Post-Closing Financial Statements”), provided that Buyer shall compensate Seller for any and all (i) external costs and expenses reasonably incurred in connection with such post-Closing cooperation efforts and (ii) internal costs, to the extent the assistance requested takes more than two working days.

6.14      Non-Compete; and Buyer and Seller Non-Solicit.

    (a)      For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, and Seller shall cause its Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in the Business; (ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any Material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and any of its customers or suppliers. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

    (b)      During the Restricted Period, (i) Seller shall not, and shall not permit any of its Affiliates to, and Seller shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit, induce or attempt to solicit or induce for employment any employee or agent of Buyer or the Company to terminate his or her relationship with Buyer or the Company, and (ii) Buyer covenants and agrees that Buyer will not, and shall not permit any of its Affiliates to, and Buyer shall cause its Affiliates not to, without the prior written consent of Seller, directly or indirectly, solicit, induce or attempt to solicit or induce for employment any employee or agent of Seller or its Subsidiaries to terminate his or her relationship with Seller or its Subsidiaries; provided, however, that neither Party shall be prohibited from (A) employing or otherwise working with any such Person who contacts such Party on his or her own initiative and without direct or indirect solicitation and (B) conducting general solicitations for employees or independent contractors (which solicitations are not specifically targeted at any of the other Party’s employees) through the use of media advertisements, professional search firms or otherwise.

    (c)      During the Restricted Period, (i) Seller shall not, and shall not permit any of its Affiliates to, and Seller shall cause its Affiliates not to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; and (ii) Buyer shall not, and shall not permit any of its Affiliates to, and Buyer shall cause its Affiliates not to, directly or indirectly, hire or solicit without the prior written consent of Seller, any employee of Seller or the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.14(c) shall prevent either Party or any of such Party’s Affiliates from hiring (i) any employee whose employment has been terminated by the other Party or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by such employee.

    (d)      During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers thereof for purposes of diverting their business or services from the Company.

    (e)      Each Party acknowledges that a Breach or threatened Breach of this Section 6.14 would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a Breach or a threatened Breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such Breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

    (f)       Each Party acknowledges that the restrictions contained in this Section 6.14 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to such other Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 6.14 and each provision hereof are severable and distinct covenants and provisions. The Parties intend the covenants set forth in this Section 6.14 to be enforced as written. However, in the event that any provision set forth in this Section 6.14 is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that each Party and its Affiliates shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by the other Party. In the event that a provision or term of this Section 6.14 is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the Parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by Legal Requirements and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

    (g)      For the avoidance of doubt, as used in this Section 6.14, “Affiliate” shall include officers and directors of Seller and its Affiliates, and Buyer and its Affiliates, respectively.

6.15      Termination of 401(k) Plan.  Effective as of the end of the last full payroll period immediately preceding the Closing Date, Seller shall freeze all Code Section 401(k) arrangements (each a “401(k) Plan”) for future contributions and participation. Effective as of the day immediately preceding the Closing Date, Seller and any ERISA Affiliate, shall have terminated any and all 401(k) Plans (unless Buyer shall have provided written notice to Seller at least five (5) Business Days prior to the Closing Date that such 401(k) Plans shall not be terminated). Unless Buyer provides such written notice to Seller, Seller shall have provided Buyer with evidence that such 401(k) Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of

Seller. The form and substance of such resolutions shall be subject to review and approval of Buyer, which shall be timely and not unreasonably withheld. Seller also shall take such other actions in furtherance of terminating such 401(k) Plans as Buyer may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Seller shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than fifteen (15) calendar days prior to the Closing Date.

6.16      Data Room.  During the Pre-Closing Period, promptly after the Data Room Image Date, Seller shall deliver, or cause to be delivered, to each Buyer and to itself, (i) two electronic copies of the Data Room, each copy spread over two data carriers, as of the Data Room Image Date (each copy a “Data Room Image”), along with (ii) a certificate executed by an officer of Seller confirming that such Data Room Images are complete and accurate copies of all documents in the Data Room as of the Data Room Image Date and (iii) a certificate executed by an officer of Merrill Corporation, 17 Dominion Street, London EC2M 2EF, confirming that such Data Room Images, sealed with reference numbers listed in such certificate, solely but comprehensively contain an exact and complete copy of all documents in the Data Room as of the Data Room Image Dates. The Data Room Images shall be initialed by the respective Party’s legal advisors and shall be attached hereto as Schedule 6.16, together with the certificates pursuant to (ii) and (iii) above.

6.17      Employment Agreements.  The employees of the Company listed in Schedule 6.17 to this Agreement shall have entered into employment agreements in a form satisfactory to Buyer (collectively, the “Employment Agreements”) prior to the date of this Agreement.

6.18      Cancellation of Share Certificates.  Between the date of this Agreement and Closing, the Seller shall cause the Company to cancel and to correctly re-issue the share certificates listed in Schedule 6.18. Any costs and expenses related to the cancellation and re-issuing shall be paid by the Seller.

6.19      Updated Financials.  Between the date of this Agreement and Closing, Seller shall cause the Company to continue to provide updated financial information to Buyer, as reasonably requested by Buyer, in format similar to what Seller has previously provided to the Buyer, including but not limited to, a monthly consolidated income statement and a schedule of key figures for the month of November, no later than December 14, 2012.

7.	CONDITIONS PRECEDENT TO BE SATISFIED BY SELLER

The consummation of the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in writing, in whole or in part):

7.1        Accuracy of Representations.  Except as otherwise Disclosed to Buyer, each of the representations and warranties of Seller set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing, except that representations and warranties which address matters only as of a particular date must have been accurate in all material respects only as of the particular date, and Seller shall have provided Buyer with a certificate from the chief executive officer and the chief financial officer of Seller and the Company to this effect. For purposes of the foregoing sentence, all “Material Adverse Effect” qualifiers and other materiality qualifications contained in such representations and warranties shall be disregarded for purposes of determining the accuracy of such representations and warranties pursuant to this Section 7.1. Each of the representations and warranties of Seller set forth in Sections 4.1 and 4.2 (a), (b)(i), (b)(ii), (b)(iii), (b)(vii), (c) and (d) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing, and Seller shall have provided Buyer on the Closing Date with a certificate from the chief executive officer and the chief financial officer of Seller to this effect.

7.2      Performance of Covenants.  Each of the covenants and obligations in this Agreement that Seller and the Company are required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects and Seller shall have provided Buyer on the Closing Date with a certificate from the chief executive officer and chief financial officer on behalf of Seller to this effect.

7.3      No Material Adverse Effect.  Since the date of this Agreement, no event, fact or circumstance constituting a Material Adverse Effect shall have occurred.

7.4      HSR Act and Antitrust Filings.  The waiting period applicable, if any, to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Buyer and a Government Entity pursuant to which Buyer has agreed not to consummate the Contemplated Transactions for a period of time. All similar waiting periods, if any, under other applicable Antitrust Laws shall have expired or been terminated, and all Consents required under such Antitrust Laws shall have been obtained.

7.5      Consents.  All Consents required to be obtained, made or given in connection with the Contemplated Transactions shall have been obtained, made or given and shall be in full force and effect.

7.6      No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or any other Government Entity and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Contemplated Transactions that makes consummation of the Contemplated Transactions illegal or otherwise prohibits or interferes with the consummation of the Contemplated Transactions.

7.7      No Litigation.  There shall not be pending or threatened any Proceeding, nor any circumstances which may result in a Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions or any of the other transactions contemplated by this Agreement; (ii) relating to the Contemplated Transactions and seeking to obtain from either Party or any of its Subsidiaries any damages that may be Material to Buyer;

(iii) which, if adversely determined, could have a Material Adverse Effect or equivalent effect on Buyer, other than those referred to in Schedule 7.7; or (iv) asserting that a Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.8        No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, contravene, or conflict with, or result in a violation of, or cause Buyer or any Person Affiliated with Buyer to suffer any Material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Government Entity.

7.9        Management and Employee Bonuses.  The Company shall have paid all the Bonus Accruals, the LTIP Accruals and the Divestment Plan Accruals (each as defined below) accrued or earned through the Closing Date, including but not limited to (i) all profit sharing bonuses, (ii) bonuses pursuant to the Management by Objective plan (MBO) ((i) and (ii) together, the “Bonus Accruals”), (iii) the Company’s Long Term Incentive plan, for both Jackpot 1 and Jackpot 2 (the “LTIP Accruals”), and (iv) the Seller’s (or at the discretion of the Seller, the Company’s) divestment bonus plan (the “Divestment Plan Accruals”). The Company and/or the Seller shall have delivered evidence of payment of the Bonus Accruals, LTIP Accruals and Divestment Plan Accruals reasonably satisfactory to Buyer.

7.10      Building Transfer and Leaseback.  The Building Transfer Condition has been met.

7.11      Services Agreements.  Seller or its related Party, as appropriate, shall have entered into agreements relating to Hong Kong sublease and administrative services and Switzerland building services in forms satisfactory to Buyer.

7.12      Due Diligence.  Completion of due diligence interviews with customers of the Company, the results of which are satisfactory to Buyer, in its sole discretion.

7.13      Filing of Amended Tax Returns for Ismeca USA.  The Amended Tax Returns pursuant to Section 6.6(a) shall have been filed and any Tax reflected as owing, if any, on the Amended Tax Returns shall have been paid.

7.14      Dividend.  The Dividend and Dividend Filings pursuant to Section 6.3(b) shall have been made, and the Company and Seller shall have delivered evidence reasonably satisfactory to Buyer thereof.

7.15      Completion of initial intended acquisition in kind by the SPV and Tax Ruling.  In the case of an SPV Building Transfer, the SPV shall have (i) completed the registration in the commercial register of the amendments to the articles of incorporation as set forth in Section 6.7(c) above and (ii) obtained the Tax Ruling as set forth in Section 6.7(d), and Seller shall have delivered evidence reasonably satisfactory to Buyer thereof.

7.16      Intercompany Matters.  Seller shall have provided evidence reasonably satisfactory to the Buyer that (a) any and all intercompany accounts between Ismeca Europe Semiconductor SA and its branches in Portugal, Hong Kong, South Korea and Taiwan have been settled in full, and (b) Ismeca Semiconductor Holding SA has adjusted and removed the CHF17 million loan from its consolidating financial statements.

8.	CONDITIONS PRECEDENT TO BE SATISFIED BY BUYER

The consummation of the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1      Accuracy of Representations.  Except as otherwise Disclosed to Seller, each of the representations and warranties of Buyer set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing, except that representations and warranties which address matters only as of a particular date must have been accurate in all material respects only as of the particular date and Buyer shall have provided Seller on the Closing Date with a certificate from the chief executive officer and the chief financial officer of Buyer to this effect. For purposes of the foregoing sentence, all “Material Adverse Effect” qualifiers and other materiality qualifications contained in such representations and warranties shall be disregarded for purposes of determining the accuracy of such representations and warranties pursuant to this Section 8.1.

8.2      Performance of Covenants.  Each of the covenants and obligations in this Agreement that Buyer is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects and Buyer shall have provided Seller on the Closing Date with a certificate from the chief executive officer and chief financial officer of Buyer to this effect.

8.3      HSR Act and Antitrust Filings.  The waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act, if any, shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Buyer and the Federal Trade Commission or the Department of Justice pursuant to which Buyer has agreed not to consummate the Contemplated Transactions for a period of time. Any similar waiting period under any applicable foreign Antitrust Laws, if any, set forth on Schedule 8.3 shall have expired or been terminated, and any Consent required under any applicable foreign Antitrust Laws set forth on Schedule 8.3 shall have been obtained.

8.4      No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or any other Government Entity and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Contemplated Transactions that makes consummation of the

Contemplated Transactions illegal or otherwise prohibits or interferes with the consummation of the Contemplated Transactions.

9.	TERMINATION

9.1      Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

  (a)      by either Buyer or Seller if a Material Breach of any provision of this Agreement has been committed by the other Party and the rights and obligations arising out of such Breach have not been waived;

  (b)      (i)       (A) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (B) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

    (ii)      by mutual consent of Buyer and Seller; or

    (iii)     by either Buyer or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2013 (unless the failure to consummate the Contemplated Transactions is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Closing Date);

    (iv)     by either Buyer or Seller if a court of competent jurisdiction or other Government Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

  (c)      by Buyer (i) if any of Seller’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if (A) any of Seller’s covenants contained in this Agreement shall have been Breached, such that the condition set forth in Section 7.2 would not be satisfied; and (B) such Breach has not been cured by Seller within thirty (30) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given;

  (d)      by Seller (i) if any of Buyer’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if (A) any of Buyer’s covenants contained in this Agreement shall have been Breached such that the condition set forth in Section 8.2 would not be satisfied; and

(B) such Breach has not been cured by Buyer within thirty (30) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or

  (e)      by Buyer if, since the date of this Agreement, there shall have occurred any Material Adverse Effect.

9.2      Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 6.4, Section 9.2 and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any Party from any liability for fraud, willful misconduct, any Material inaccuracy in or intentional Breach of any representation or any Material Breach of any warranty, covenant or other provision contained in this Agreement, and (iii) the Parties shall comply with Buyer and Seller non-solicit obligations set forth in Section 6.14(b) and Section 6.14(c); provided that the Restricted Period shall be the two (2) year period commencing on the date of termination.

10.	INDEMNIFICATION; REMEDIES

10.1    Survival; Disclosure to Buyer.

  (a)      All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Section 2.3(a), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

  (b)      The representations and warranties given by Seller in Section 4 shall be excluded or limited by those matters and information that are Disclosed to Buyer. Other than with respect to Special Indemnity Matters, Seller shall not be liable under this Section 10 for any Damages based upon or arising out of any inaccuracy in or Breach of any representations or warranties of Seller contained in this Agreement if the material substance of such inaccuracy or Breach has been Disclosed to Buyer.

10.2    Indemnification and Payment of Damages by Seller.  In addition to the indemnification rights provided for in Sections 6.3(c), 6.6(a), 6.6(d), 6.7(a) and 6.7(d), Seller will indemnify and hold harmless Buyer, the Company, its Subsidiaries, and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Indemnified Buyer Persons”) for, and will pay to the Indemnified Buyer Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, and any related penalties and Interest, whether or not involving a third-party claim (collectively, “Damages”), incurred by any of them and arising, directly or indirectly, from or in connection with:

  (a)      any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller or the Company pursuant to this Agreement;

  (b)      any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date;

  (c)      any Breach by Seller of any covenant or obligation of Seller or the Company in this Agreement;

  (d)      any defective product shipped or manufactured by, or any defective services provided by, the Company prior to the Closing Date;

  (e)      any liability related to the Building and the Building Transfer;

  (f)       any liability related to Transaction Expenses;

  (g)      any liability related to the Bonus Accruals, LTIP Accruals and Divestment Plan Accruals;

  (h)      any liability related to the matters described in Section 4.1(h), irrespective of any information Disclosed to Buyer; or

  (i)       any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Buyer Persons.

10.3    Indemnification and Payment of Damages by Buyer.  Buyer will indemnify and hold harmless Seller, its Subsidiaries (excluding for the avoidance of doubt the Company after Closing), and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Indemnified Seller Persons”) for, and will pay to the Indemnified Seller Persons the amount of any Damages incurred by any of them and arising, directly or indirectly, from or in connection with:

  (a)      any Breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement;

  (b)      any Breach of any representation or warranty made by Buyer in this Agreement as if such representation or warranty were made on and as of the Closing Date;

  (c)      any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons

10.4    Time Limitations.

  (a)      Unless expressly stated otherwise, all claims of Buyer for a Breach under Section 4 shall be time-barred (verjähren) as from 30 June 2014, unless Buyer has initiated any of the actions set forth in article 135 CO prior to the expiration of such statute of limitations period.

  (b)      Notwithstanding the provision in Section 10.4(a) above, any and all Claims of Buyer with regard to a Breach of Seller’s representations and warranties under (i) Section 4.2 (b)(iv) to (b)(vii) (Authority; No Conflict)and Section 4.18 (Environmental Matters) shall become time-barred five (5) years and (ii) Section 4.1 (Organization, Good Standing, Capital Structure and Shares), Section 4.2 (a), (b)(i), (b)(ii), (b)(iii), (c) and (d) (Authority; No Conflict) shall become time-barred ten (10) years after Closing Date. Any and all Claims of Buyer with regard to a Breach of Seller’s representations and warranties under Section 4.10 (Taxes) shall become time barred six (6) months after the final and non-appealable assessment of the relevant Tax.

  (c)      Any and all claims of Seller with regard to a Breach of Buyer’s representations and warranties and Buyer’s covenants shall become time-barred (verjähren) as from the date that is twelve (12) months after the Closing Date.

10.5    Limitations on Amount.

  (a)      Seller shall only be liable under this Agreement (for indemnification or otherwise) with respect to any claim pursuant to clauses (a) and (b) of Section 10.2 (a “Seller Warranty Claim”), if (i) any single individual claim exceeds US$ 75,000 (the “Individual Claim Threshold”) and (ii) one or several claims exceeding the Individual Claim Threshold exceeds or exceed in the aggregate US$ 500,000 (the “ Basket Threshold”), whereupon Sellers’ liability to Buyer shall be equal to the full amount of such Seller Warranty Claim without deduction of the Individual Claim Threshold, but deducting the Basket Threshold amount. In the event of a series of claims based on the same facts, such series of claims shall be treated as a single claim and the aggregate cumulative liability resulting from such series of claims shall be used to determine whether the Individual Claim Threshold has been exceeded. In no event shall the aggregate maximum liability of Seller in respect of Seller Warranty Claims (for indemnification for Damages) exceed US$ 12,000,000 (the “Indemnification Cap”). Notwithstanding the foregoing, (a) the limitations on amount set forth in this Section 10.5(a) will not apply to (i) any Breach of any of the representations and warranties under Sections 4.1 (Organization, Good Standing, Capital Structure and Shares) and 4.2 (a), (b)(i), (c) and (d) (Authority; No Conflict), and (ii) any claim with respect to fraud (arglistige Täuschung, article 203 CO), willful Breach or intentional misrepresentation, and (b) the Indemnification Cap will not apply to any Breach of any of the representations and warranties under Subsections (b)(ii), (b)(iii), (b)(vii) of Section 4.2 (Authority; No Conflict).

  (b)      Buyer shall only be liable under this Agreement (for indemnification or otherwise)with respect to any claim pursuant to Section 10.3 (a “Buyer Warranty Claim”) if (i) any single individual claim exceeds the Individual Claim Threshold and (ii) one or several claims exceeding the Individual Claim Threshold exceeds or exceed the Basket Threshold, whereupon Buyer’s liability to Seller shall be equal to the full amount of such Buyer Warranty Claim without deduction of the Individual Claim Threshold, but deducting the Basket Threshold amount. In the event of a series of claims based on the same facts, such series of claims shall be treated as a single claim and the aggregate cumulative liability resulting from such series of claims shall be used to determine whether the Individual Claim Threshold has been exceeded. In no event shall the aggregate maximum liability of Buyer in respect of Buyer Warranty Claims (for indemnification for Damages) exceed the Indemnification Cap. Notwithstanding the foregoing, the limitations on amount set forth in this Section 10.5(b) will not apply to any claim with respect to fraud, willful Breach or intentional misrepresentation.

  (c)      Seller’s liability shall be excluded or reduced, as the case may be, if, and to the extent:

    (i)      Buyer or, following the Closing Date, the Company shall have failed to use its commercially reasonable efforts to mitigate the loss or damage as required under Swiss law;

    (ii)     Buyer or the Company have recovered or, by using commercially reasonable efforts expected to have been taken by a conscientious business person (sorgfältiger Kaufmann), could have recovered from any third party (including but not limited to an insurer), unless such recovery would or could have a negative impact on an ongoing business relationship or otherwise harm Buyer or the Company, the costs, expenses or damages in respect of any matter to which a claim asserted relates, provided, however, that any costs or expenses actually incurred or that would have been expected to be incurred in connection with such recovery efforts are deemed Damages for purposes of the indemnification provisions under this Agreement;

    (iii)    a specific accrual (Rückstellung), provision or reserve has been made for the matter giving rise to the corresponding notice of Breach in the Financial Statements as per December 31, 2011;

    (iv)    such liability is resulting from or attributable to an act, omission, transaction, change of past discretionary practice (except if this discretionary practice could be considered violating any laws), regulations etc., of Buyer after the Closing Date or any of the Company after the Closing Date; or

    (v)     any Tax payable by the Company is reduced in the respective tax period as a result of a matter giving rise to a claim for misrepresentation or Breach of warranty.

  (d)      Buyer’s liability shall be excluded or reduced, as the case may be, if, and to the extent:

    (i)      Seller shall have failed to use its commercially reasonable efforts to mitigate the loss or damage as required under Swiss law; or

    (ii)     Seller shall have recovered from any third party, including but not limited to an insurer, the costs, expenses or damages in respect of any matter to which a claim asserted relates.

  (e)      It is understood and agreed that, if Buyer or Seller is entitled to a claim under any Section of this Agreement and under any other Section in respect of the same subject matter, Buyer or Seller, as applicable, may choose to claim under either or both provisions, but payments under any Sections shall pro tanto satisfy and discharge any claims made in respect of the same subject matter (avoidance of double claims double Damages, double recovery or double indemnities).

10.6    Procedure for Indemnification--Third Party Claims.

  (a)      Promptly after receipt by an indemnified party under Section 10.2 of notice of the commencement of any Proceeding against it (a “Third Party Claim Proceeding”), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Third Party Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such prompt notice.

  (b)      If any Third Party Claim Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Third Party Claim Proceeding, the indemnifying party will be entitled to participate in such Third Party Claim Proceeding and, to the extent that it wishes, assume the defense of such Third Party Claim Proceeding with counsel satisfactory to the indemnified party, unless (i) the claim involves Taxes, (ii) the indemnifying party is also a party to such Third Party Claim Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, (iii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Third Party Claim Proceeding and provide indemnification with respect to such Third Party Claim Proceeding, (iv) if the indemnifying party is Seller, (a) the Third Party Claim Proceeding is asserted directly by or on behalf of a supplier or customer of the Company, or (b) the Third Party Claim Proceeding seeks an injunction or other equitable relief against the indemnified party, or (v) the Indemnification Cap has been reached. If the indemnifying party assumes the defense of a Third Party Claim Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. In the event that the indemnified party has assumed the defense of a Third Party Claim Proceeding, the indemnifying party will not be bound by any compromise or settlement effected by the indemnified party without the indemnifying party’s consent (which may not be unreasonably withheld).

  (c)      Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Third Party Claim Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Third Party Claim Proceeding, but the indemnifying party will not be bound by any determination of a Third Party Claim Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.7      Procedure for Indemnification--Other Claims.  Any claim for indemnification for any matter not involving a third-party claim (a “Direct Claim”) shall be asserted by the indemnified party giving the indemnifying party written notice thereof. The indemnifying party shall have thirty (30) days after its receipt of such notice to respond to the claim in question. If the indemnifying party does not respond within such thirty (30) day period, the claim shall be deemed rejected and the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement or which may be available under law.

10.8      Disclaimer Regarding Breaches.  Buyer does not have any obligation to examine the Company following the Closing for any defects or Breaches of any of the representations and warranties provided by Seller under Section 4. Buyer shall deliver a notice to Seller of any Breach, specifying the Breached provisions of this Agreement, setting forth the reasons why Buyer thinks such provisions have been Breached and including reasonable documentary evidence, if any, in possession of the CEO of the Buyer within sixty (60) calendar days following the identification by the CEO of the Buyer of any such Breach of such a representation and warranty provided by Seller under Section 4 of this Agreement. Claims for Breaches of any of the representations and warranties provided by Seller under Section 4, which have not been notified in accordance with this Section 10.8, shall be precluded (verwirkt). This Section 10.8 shall be in lieu of and entirely replace article 201 CO.

10.9      Offset.  Seller may withhold and set off against any amount otherwise due Buyer any amount as to which Buyer is obligated to pay Seller pursuant to this Agreement. Buyer may withhold and set off against any amount otherwise due Seller any amount other than the Purchase Price as to which Seller is obligated to pay Buyer pursuant to this Agreement.

11.	GENERAL PROVISIONS

11.1      Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding Section 6.5(g), Buyer shall bear the notarial fees for notarization of this Agreement, if any. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a Breach of this Agreement by the other Party.

11.2      Confidential Information.  Unless mutually agreed in writing, Buyer and Seller each shall hold, in strict confidence, unless compelled to disclose by judicial or administrative process, arbitration, or, in the opinion of legal counsel, by other Legal Requirements, all confidential information concerning any other Party hereto furnished by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) available to such Party on a non-confidential basis prior to its disclosure by such other Party, (ii) in the public domain through no fault of such Party or (iii) later lawfully acquired from other sources by such Party), and no Party shall release or disclose such information to any other Person, except to its auditors, attorneys, financial advisors, bankers, and other consultants and advisors who shall be advised of the provisions of this Section 11.2. Notwithstanding the foregoing, Buyer and Seller may disclose confidential information to (i) their respective officers, directors, Employees, agents and Representatives who have a need to know such information in furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) any third party that executes a confidentiality agreement to keep all such information confidential to the same extent as provided in this Section 11.2. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by any other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Buyer and Seller hereby expressly agree that the Purchase Price shall be considered confidential information as contemplated by this Section 11.2.

11.3      Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

    If to Buyer, addressed to:

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064

Attn:  John H. Allen

Fax: 001 (858) 848-8185

    With a copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attn:  Matthew Leivo

Fax: 001 (858) 638-5162

    If to Seller, addressed to:

Schweiter Technologies AG

Neugasse 10

8810 Horgen

Attn:  Dr. Heinz Baumgartner, CEO

Fax:  0041 (44) 718 34 51

    With a copy to:

Schweiter Technologies AG

Neugasse 10

8810 Horgen

Attn:    Martin Kloeti, CFO

Fax:     0041 (44) 718 34 51

11.4      Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.5      Waiver.  The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given ; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6      Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated March 30, 2012 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties.

11.7      Disclosure Schedule.

    (a)      The representations and warranties contained in Section 4 of this Agreement are, in addition to the other forms of disclosures further set forth in the definition “Disclosed to Buyer” above, subject to and qualified by (i) the exceptions and disclosures set forth in the Part of the Disclosure Schedule corresponding to the particular subsection of Section 4 in which such representation and warranty appears; (ii) any exceptions or disclosures explicitly cross-referenced in such Part of the Disclosure Schedule by reference to another Part of the Disclosure Schedule; (iii) any exception or disclosure set forth in any other Part of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure contradicts and thereby qualifies such representation or warranty; and (iv) any information, facts or matters that have been Disclosed to Buyer.

  (b)      The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever, including of any violation of Legal Requirements or Breach of any Contract.

  (c)      The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement.

11.8    Assignments, Successors, and No Third-Party Rights.  Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party (such consent not to be unreasonably withheld). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

11.9    Release of Claims.  In consideration of the Purchase Price and the other covenants and agreements set forth herein, except for rights arising out of this Agreement or in connection with the performance hereunder (whether under a contract or tort theory), effective as of the Closing, Seller hereby fully and forever releases and discharges Buyer and the Company (and their Representatives and Related Persons) from any and all claims, accusations, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, whether liquidated or unliquidated, fixed or contingent, known or unknown, or otherwise, in each case, arising out of, relating to, or otherwise connected with all prior relationships with or dealings with, between or among any or all of the Parties hereto, and any of their business or other relationships arising out of or related to the same. Seller acknowledges that it may discover facts or Legal Requirements different from or in addition to the facts or Legal Requirements that they know or believe to be true with respect to the claims released in this Section 11.9 and agrees, nonetheless, that this Section 11.9 and the release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Seller further agrees that, to the fullest extent permitted by Legal Requirements, it will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state, cantonal or federal, or in any court, whether state, cantonal or federal, any claim or demand of any type related to the matters released in this Section 11.9.

11.10  Specific Performance; Remedies.  Each Party hereto acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at Legal Requirements for any violation by any Party of any of the covenants or agreements contained in this Agreement. Subject to Sections 11.15 and 11.16, it is accordingly agreed that, in addition to any remedies that may be available upon the Breach of any such covenants or agreements, each Party hereto shall have the right to seek injunctive relief to restrain a Breach or Threatened Breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

11.11  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12  Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.13  Counterparts; Exchanges by Electronic Delivery.  This Agreement may be executed in multiple counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. The exchange of an executed signature page of the Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and provisions of this Agreement, and shall be followed-up by delivery of one (1) original of such executed signature page, together with the full Agreement (including Schedules and Exhibits attached thereto), with original initials of the respective Party’s legal advisors on each page thereof, to each Party as provided in Section 11.3 (a).

11.14  Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15  Governing Law.  This Agreement will be governed by the laws of Switzerland without regard to conflicts of laws principles. The UN Convention on Contracts for the International Sale of Goods signed in Vienna on April 11, 1990 is hereby explicitly excluded for all purposes of the Agreement.

11.16  Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement against any of the Parties shall be submitted to the exclusive jurisdiction of the Commercial Tribunal (“Handelsgericht”) of the Canton of Zurich and each of the Parties consents to the exclusive jurisdiction of such tribunal (and of the appropriate appellate tribunal) in any such action or proceeding and waives any objection to venue laid therein.

[Remainder of page intentionally left blank]

Seller:		Buyer:

Schweiter Technologies AG		Delta Design Luxembourg S.à.r.l.

Place: Zurich, Switzerland		Place: Poway, California

Dated as of December 9, 2012		Dated as of December 9, 2012

By:	/s/ Beat Siegrist	By:	/s/ John Allen
	(Beat Siegrist, Chairman of the	(John Allen, Manager)
Board of Directors)

By:	/s/ Heinz O. Baumgartner
(Dr. Heinz O. Baumgartner, CEO)

[Signature Page to Share Purchase and Transfer Agreement]

List of Schedules and Exhibits to the SPA

Schedule/Exhibit/Annex	Document Title
-	Disclosure Schedule
Schedule 1.1 *	Knowledge of Buyer
Schedule 1.2 *	Knowledge of the Company
Schedule 2.3(a)(vii) *	Resignation Letters of the Resigning Directors
Schedule 3.2(a) *	Estimate of Net Cash and Net Debt as at the Closing Date
Schedule 3.4 *	Allocation of Purchase Price
Exhibit 6.7 (a) *	Sale and purchase agreement for the Building Transfer
Exhibit 6.7 (b) **	Building Lease
Schedule 6.16 *	- Electronic copies of the Data Room - Certification of Seller - Certificate of Merrill Corporation
Schedule 6.17 *	List of Employees of the Company which shall have entered into employment agreements
Schedule 6.18 *	List of share certificates to be cancelled and re-issued prior to Closing
Schedule 7.7 *

List of Proceedings (i) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions or any of the other transactions contemplated by this Agreement; (ii) relating to the Contemplated Transactions and seeking to obtain from either Party or any of its Subsidiaries any damages that may be Material to Buyer; (iii) which, if adversely determined, could have a Material Adverse Effect or equivalent effect on Buyer.

Schedule 8.3 *	List of foreign Antitrust Laws providing for waiting periods or required Consents for the consummation of the Contemplated Transactions

*	Omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy will be furnished supplementally to the Securities and Exchange Commission upon request.

**	Schedule 6.7 (b) included as Exhibit 10.10 to Cohu, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013.

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